UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to § 240.14a-12
EMERSON ELECTRIC CO.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box)

☒	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
________________________________________________________________________________________________

(5)	Total fee paid:
________________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:

________________________________________________________________________________________________

(3)	Filing Party:

________________________________________________________________________________________________

(4)	Date Filed:

________________________________________________________________________________________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

St. Louis, Missouri
December 11, 2015
TO THE STOCKHOLDERS OF
EMERSON ELECTRIC CO.:

The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri 63136 on Tuesday, February 2, 2016, commencing at 10:00 a.m. Central Standard Time.  At the meeting, record holders of common stock at the close of business on November 24, 2015 will be entitled to vote on the following matters:

1.	To elect as directors the four Directors named in the attached proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm;

4.	To vote upon the stockholder proposals described in the accompanying proxy statement, if properly presented at the meeting; and

5.	To transact such other and further business, if any, as lawfully may be brought before the meeting.

EMERSON ELECTRIC CO.

By
Chairman of the Board and
Chief Executive Officer
Secretary
Even though you may plan to attend the meeting in person, please vote by telephone or internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.
IMPORTANT
Please note that a ticket is required for admission to the meeting. If you plan to attend in person and are a stockholder of record, please check the box on your proxy card and bring the tear-off admission ticket with you to the meeting. If your shares are held by someone else (such as a broker) please bring with you a letter from that firm or an account statement showing you were a beneficial holder on November 24, 2015.

EMERSON ELECTRIC CO.
8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 2, 2016

This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. Central Standard Time on February 2, 2016 at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri 63136 and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being sent or made available to stockholders on or about December 11, 2015. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2015 accompanies this proxy statement.
If you plan to attend and have a disability which requires accommodation at the meeting, please call 314-553-2197. Requests must be received by January 15, 2016. If you have questions regarding admission or directions to the Annual Meeting of Stockholders, please call 314-553-2197.
Stockholders can vote by telephone or internet. This is a simple process that will save the Company some expense. If you vote by telephone or internet, you need not mail back your proxy card. Telephone and internet voting information is provided on your proxy card or notice of internet availability of proxy material. A Control Number, located on the proxy card or notice of internet availability of proxy material, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.
If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or internet voting will depend on that firm’s voting processes. If you choose not to vote by telephone or internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR the nominees for Director in Proposal 1, FOR the approval of the Company’s executive compensation in Proposal 2, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm in Proposal 3, and AGAINST the stockholder proposals in Proposals 4, 5, 6 and 7, and will otherwise be voted in the discretion of the proxies. The Company knows of no reason why any of the nominees for Director named herein would be unable to serve. In the event, however, that any nominee named should prior to the election become unable to serve as a Director, your proxy (unless designated to the contrary) will be voted for such other person or persons, if any, as the Board of Directors of the Company may recommend.
You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing and mailing a later-dated proxy. To revoke a proxy, or change your vote cast, by telephone or internet, you must do so by telephone or internet, respectively (following the directions on your proxy card), by 11:59 p.m. Eastern Standard Time on February 1, 2016.
The close of business on November 24, 2015 was fixed by the Board of Directors as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 651,366,193 shares of our common stock, par value $0.50 per share. The holders of the common stock will be entitled on each matter to one vote for each share of common stock held of record on the record date. There is no cumulative voting with respect to the election of Directors.
This proxy is solicited by the Board of Directors of the Company. The solicitation will be by mail and via internet and the expense thereof will be paid by the Company. The Company has retained Morrow & Co., LLC to assist in the solicitation of proxies at an estimated cost of $15,000 plus expenses. In addition, solicitation of proxies may be made by additional mailings, electronic mail, telephone or in person by Directors, officers or regular employees of the Company.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on February 2, 2016. This proxy statement, form of proxy and our Annual Report to Stockholders are available, free of charge, at www.proxyvote.com. You will need to input the Control Number, located on the proxy card or notice of internet availability of proxy material, when accessing these documents.
A separate notice of internet availability of such proxy materials is first being sent to certain of our stockholders on or around December 11, 2015.  Stockholders may access these materials and vote over the internet or request delivery of a full set of materials by mail or email. If you receive the separate notice of internet availability of proxy materials, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the notice.

PROXY ITEM No. 1: ELECTION OF DIRECTORS
Nominees and Continuing Directors
The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Four Directors of the Company are to be elected for terms ending at the Annual Meeting specified below, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as Directors proposed by the Company, as well as the other Directors whose terms of office as Directors will continue after the Annual Meeting, is set forth below, including directorships held by each nominee at other public companies in the last five years. This information also includes each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director. All of the nominees meet the Board membership criteria described on page 11 under “Nomination Process.” The Board of Directors unanimously recommends a vote “FOR” each nominee indicated below.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since

NOMINEES FOR TERMS ENDING IN 2019
C. A. H. Boersig, 67	2009
Retired Chairman of the Supervisory Board of Deutsche Bank AG, a global investment bank

He is also a Member of the Supervisory Board of Daimler AG, Linde AG, and Bayer AG.

Dr. Boersig’s qualifications to serve on the Board also include his leadership, financial expertise and international experience gained from his past service as Chairman of the Supervisory Board of Deutsche Bank AG, as a current member of the Supervisory Boards and various Board committees of Bayer AG, Daimler AG and Linde AG, and as a member of the Board of Superintendence and a Board Committee of the Istituto per le Opere di Religione (the Vatican Bank); and his experience from his prior service as a member of the Management Boards of Deutsche Bank and RWE AG; former Chief Financial Officer and Chief Risk Officer of Deutsche Bank; and former Chief Financial Officer of RWE.

J. B. Bolten, 61	2012
Co-Founder and Managing Director of Rock Creek Global Advisors, LLC, an international advisory firm

He is also a Member of the International Advisory Board of BP plc.

Mr. Bolten’s qualifications to serve on the Board also include his financial, leadership, and governmental experience in his prior positions as White House Chief of Staff to President George W. Bush; Director of the Office of Management and Budget; White House Deputy Chief of Staff; General Counsel to the U.S. Trade Representative; and Chief Trade Counsel to the U.S. Senate Finance Committee, and his current experience on the Boards of the U.S. Holocaust Memorial Museum and the ONE Campaign.

M. S. Levatich, 50	2012
President and Chief Executive Officer Officer of Harley-Davidson, Inc., a manufacturer of motorcycles and related products

He is also a Director of Harley-Davidson, Inc.
Mr. Levatich’s qualifications to serve on the Board also include his extensive manufacturing, global marketing and management experience as a Harley-Davidson executive, including his prior service as President and Chief Operating Officer of Harley-Davidson Motor Company, Inc., as President and Managing Director of MV Agusta Motor S.p.A., a subsidiary of Harley-Davidson, Inc.; and as Vice President and General Manager, Parts & Accessories and Custom Vehicle Operations of Harley-Davidson, Inc.; and his experience on the executive advisory board of the MMM Program at the J.L. Kellogg Graduate School of Management and Robert R. McCormick School of Engineering and Applied Sciences at Northwestern University.

R. L. Stephenson, 55	2006
Chairman, Chief Executive Officer and President of AT&T Inc., telecommunications provider

Mr. Stephenson’s qualifications to serve on the Board also include his leadership, technology, operating and financial experience gained from his prior service as Chief Operating Officer and Chief Financial Officer of AT&T Inc.; and as Chief Operating Officer of SBC Communications Inc.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since
TO CONTINUE IN OFFICE UNTIL 2017
D. N. Farr, 60	2000
Chairman of the Board and Chief Executive Officer of Emerson

He is also a Director of International Business Machines Corporation.

Mr. Farr’s qualifications to serve on the Board also include his prior leadership, international and planning experience as Chief Operating Officer of Emerson; Executive Vice President and Business Leader, Emerson Process Management; Chief Executive Officer of Astec International, a former Hong Kong based Emerson subsidiary; President, Ridge Tool Company subsidiary of Emerson; and Vice President, Emerson Corporate Planning and Development; and as former Director of Delphi Corp.

C. A. Peters, 60	2000
Senior Executive Vice President of Emerson

Mr. Peters’ qualifications to serve on the Board also include his leadership, technology and planning experience gained during his prior service as Senior Vice President-Growth Programs of Emerson; Vice President-Development and Technology of Emerson; Vice President-Strategic Planning of Emerson; President, Harris Calorific, a former business unit of Emerson; and Director of Strategic Planning of Emerson’s former Skil Corporation subsidiary.

J. W. Prueher, 73	2001
Admiral, U.S. Navy (Retired), and Former U.S. Ambassador to the People’s Republic of China

He is also a Director of Armada Hoffler LLC and Fluor Corporation. He is a former Director of Bank of America Corporation, Merrill Lynch & Co., Inc., Dyncorp International, Inc. and Amerigroup Corporation. He is an Emeritus Director of The New York Life Insurance Company.

Admiral Prueher’s qualifications to serve on the Board also include extensive experience with strategic planning and leading large, complex organizations, his knowledge of and experience with the People’s Republic of China, and his leadership, government and international experience as Commander-in-Chief of the U.S. Pacific Command; Commandant of the U.S. Naval Academy; and professor and Schlesinger Chair at the University of Virginia, Miller Center. These are complemented by his experience with complex engineering processes.

TO CONTINUE IN OFFICE UNTIL 2018
A. F. Golden, 69	2000
Partner of Davis Polk & Wardwell, lawyers

Mr. Golden’s qualifications to serve on the Board include his leadership, international and industry experience heading Davis Polk teams in private and governmental litigation; representing large multinational companies in corporate governance matters and acquisition-related transactions; counseling multinational companies on antitrust matters; his prior service as a member of his firm’s Management Committee; and his current service on the Board of Trustees of Rensselaer Polytechnic Institute.

W. R. Johnson, 66	2008
Operating Partner of Advent International, a private equity firm and retired Chairman, President and Chief Executive Officer of H. J. Heinz, a global packaged food company

He is also a Director of PepsiCo, Inc. and United Parcel Service, Inc. and a former Director of Education Management Corporation.

Mr. Johnson’s qualifications to serve on the Board also include his leadership, international, operating and marketing experience gained from his current service as an advisory partner for Trian Fund Management and his prior service as Chairman, President and Chief Executive Officer of H. J. Heinz, Senior Vice President of H. J. Heinz responsible for Heinz operations in the Asia-Pacific area; Chief Operating Officer of H. J. Heinz; and Vice President of Marketing for Heinz ketchup, foodservice and sauces; and as a director of United Parcel Service, Inc.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since

C. Kendle, 68	2014
Retired Chairman and Chief Executive Officer, Kendle International Inc., a global clinical research organization

She is also a Director of United Parcel Service, Inc. and a former Director of H. J. Heinz.

Dr. Kendle’s qualifications to serve on the Board include her leadership, international and healthcare experience, gained from her prior service as co-founder, Chairman, and Chief Executive Officer of Kendle International Inc.; her experience as a founder of ReadAloud.org, a non-profit organization aimed at improving childhood literacy; her service as a director and member of the Audit Committee of UPS; her prior service as a director and as a member of the Audit and Corporate Governance Committees of H. J. Heinz Company; and her prior service on the faculties of a number of leading universities, including the University of Cincinnati College of Pharmacy, the University of Pennsylvania School of Medicine, and the University of North Carolina School of Medicine and School of Pharmacy.

J. S. Turley, 60	2013
Retired Chairman of the Board and Chief Executive Officer, Ernst & Young, professional services organization

He also is a Director of Citigroup, Inc., Northrup Grumman Corporation and Intrexon Corporation.

Mr. Turley's qualifications to serve on the Board include his leadership and expertise in audit and financial reporting as Chairman and Chief Executive Officer of Ernst & Young; his service as a director and member of the Audit, Executive and Risk Management Committees of Citigroup, Inc.; his service as a director and member of the Audit and Policy Committees of Northrup Grumman Corporation; and his service as a director of Intrexon Corp. He also serves on the Board of Directors and as an officer of the Boy Scouts of America, and as Chairman of Theatre Forward.

Each of the nominees and continuing Directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

•	Dr. Boersig retired as Chairman of the Supervisory Board of Deutsche Bank AG in May 2012.

•	Mr. Bolten was a Visiting Professor at Princeton University’s Woodrow Wilson School of Public and International Affairs from 2009 to 2011.

•	Mr. Johnson retired as Chairman, President and Chief Executive Officer of H.J. Heinz Company in June 2013. He became Operating Partner of Advent International in July 2014.

•	Dr. Kendle retired as Chairman and Chief Executive Officer of Kendle International, Inc. in 2011.

•	Mr. Levatich served as President and Chief Operating Officer of Harley-Davidson, Inc. from 2009 to May 1, 2015.

•	Mr. Turley served as Chairman and Chief Executive Officer of Ernst & Young from 2001 through June 30, 2013.
As reported in the Company’s Form 10-Q filed on May 6, 2015, prosecutors in Munich, Germany have commenced a criminal proceeding against a number of current and former Deutsche Bank executives and directors, including Emerson Director Clemens Boersig, related to their testimony in an earlier civil case involving Deutsche Bank. The proceedings do not relate to Emerson or Dr. Boersig's service on Emerson's Board.  Dr. Boersig strenuously denies the allegations and is vigorously defending the claims against him.  Dr. Boersig continues to serve on the supervisory boards of three German companies.  The Company will continue to monitor the proceedings and will take appropriate action when a final decision is made in the case.

Stock Ownership of Directors, Executive Officers and 5% Beneficial Owners
The following table shows the number of shares of the Company’s common stock that are beneficially owned by the Directors, by each of the named executive officers in the Summary Compensation Table, and by all Directors and executive officers as a group as of September 30, 2015. No person reflected in the table owns more than 0.5% of the outstanding shares of Emerson common stock.

Name	Total Shares of Emerson Common Stock Beneficially Owned(1)(2)
C. A. H. Boersig	16,921
J. B. Bolten	8,953
A. A. Busch III(3)	252,331
F. J. Dellaquila(4)	442,644
D. N. Farr(5)	2,773,191
A. F. Golden	57,801
H. Green(10)	17,968
W. R. Johnson	20,494
C. Kendle	4,345
M. S. Levatich	7,784
E. L. Monser(6)	549,257
C. A. Peters	1,102,641
J. W. Prueher	33,696
E. M. Purvis, Jr.(7)	225,878
R. L. Stephenson	33,815
J. S. Turley	5,617
All Directors and Executive Officers as a group (18 persons) (8)(9)	5,732,033
__________________________

(1)
Under rules of the Securities and Exchange Commission (“SEC”), persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except for the following shares of restricted stock over which the person named has no investment power: Mr. Farr-420,000; Mr. Dellaquila, Executive Vice President and Chief Financial Officer-55,000; Mr. Monser, President-25,000; Mr. Peters-80,000; Mr. Purvis, Executive Vice President and Chief Operating Officer-30,000; Dr. Boersig-3,450; Mr. Bolten-8,953; Mr. Busch-2,381; Mr. Golden-32,459; Ms. Green-4,497; Mr. Johnson-18,276; Dr. Kendle-4,345; Mr. Levatich-7,784; Adm. Prueher-31,271; Mr. Stephenson-22,569; Mr. Turley-5,617; and all Directors and executive officers as a group-786,602. Also includes 13,471 restricted stock units held by each of Dr. Boersig and Ms. Green, over which they have no voting or investment power.

(2)
As required by SEC rules, includes the following shares which such persons have, or will have within 60 days after September 30, 2015, the right to acquire upon the exercise of employee stock options: Mr. Farr-574,046; Mr. Dellaquila-191,666; Mr. Monser-390,000; Mr. Peters-286,666; and Mr. Purvis-91,666. Also includes 13,471 restricted stock units held by each of Dr. Boersig and Ms. Green.

(3)
Includes 600 shares held by Mr. Busch as co-trustee of a trust, as to which Mr. Busch shares voting and investment power. Mr. Busch's term ends at the Annual Meeting in February 2016 and he is not standing for re-election pursuant to the requirement in the Company's Bylaws that a person not stand for election or re-election after the age of 72.

(4)
Includes 8,442 shares held by the spouse of Mr. Dellaquila. Also includes 56,486 shares held by the FJD Gift Trust, a grantor trust for Mr. Dellaquila with Mr. Dellaquila's spouse and descendants as beneficiaries and Mr. Dellaquila as trustee. Also includes 75,315 shares held by the SRD Gift Trust, a grantor trust for Mr. Dellaquila's spouse with Mr. Dellaquila's descendants as beneficiaries and Mr. Dellaquila and his spouse as trustees.

(5)
Includes 496,247 shares held by the spouse and/or children of Mr. Farr. Includes 32,055 shares held in the Emerson Directors’ and Officers’ Charitable Trust over which Mr. Farr exercises investment power but has no financial interest.

(6)
Amounts for Mr. Monser include 12,500 shares of restricted stock and 195,000 shares attributable to stock options the economic interest in which were transferred to Mr. Monser's ex-wife and are held by Mr. Monser for her benefit pursuant to a domestic relations order.

(7)	Includes 15,800 shares held by the spouse and/or child of Mr. Purvis.

(8)
Includes 1,599,339 shares of common stock which executive officers have, or will have within 60 days after September 30, 2015, the right to acquire upon exercise of employee stock options. Also includes 13,471 restricted stock units held by each of Dr. Boersig and Ms. Green. Shares owned as a group represent less than 1% of the outstanding common stock of the Company.

(9)
Includes 178,697 shares beneficially owned by two other executive officers of the Company, of which 35,000 shares are shares of common stock over which the other executive officers have no investment power and 65,295 are shares of common stock which the other executive officer has, or will have within 60 days after September 30, 2015, the right to acquire upon exercise of employee stock options.

(10)	Ms. Green resigned from the Board of Directors effective October 6, 2015.

The following table lists the beneficial ownership of each person holding more than 5% of Emerson's outstanding common stock as of September 30, 2015 based on a review of filings with the SEC on Schedule 13G.

Name and Address	Total Shares of Emerson Common Stock Beneficially Owned	Percent of Class
The Vanguard Group (1)	41,651,728	6.4%
100 Vanguard Blvd., Malvern, PA 19355

BlackRock, Inc. (2)	37,680,128	5.8%
55 East 52nd Street, New York, NY 10022
__________________________

(1)
The Vanguard Group filed a Schedule 13G on February 11, 2015 with the SEC indicating that, as of December 31, 2014, it had beneficial ownership of 41,651,728 shares, including sole voting power over 1,201,468 shares, sole dispositive power over 40,534,031 shares and shared dispositive power over 1,117,697 shares of the Company’s outstanding stock.

(2)
BlackRock, Inc. filed a Schedule 13G on February 9, 2015 with the SEC indicating that, as of December 31, 2014, it had beneficial ownership of 37,680,128 shares, including sole voting power over 31,922,296 shares, sole dispositive power over 37,654,738 shares and shared voting and dispositive power over 25,390 shares of the Company’s outstanding stock.

The Company is not aware of any other shareholders who beneficially own more than 5% of its outstanding common stock.
Corporate Governance and Ethics
The Company’s Corporate Governance Principles and Practices and the charters of all Board committees are available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance. The foregoing documents are available in print to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary.
There were ten meetings of the Board of Directors during fiscal 2015. All of the Directors attended at least 75% of the meetings of the Board and committees on which they served. Directors are strongly encouraged to attend the Annual Meeting of Stockholders, absent extenuating circumstances, although the Company has no formal, written policy requiring such attendance. In 2015, all of the Directors attended the Annual Meeting of Stockholders, except for A. F. Golden who was not able to attend due to weather related travel delays.
The Board of Directors has appointed a Discussion Leader who chairs regularly scheduled meetings of non-management Directors, as provided in the Company’s Corporate Governance Principles and Practices. The Discussion Leader position rotates annually among the Chairs of each of the independent Board committees or other long-time independent Directors.

Stockholders and other interested persons may contact the Discussion Leader in writing c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary. All such letters will be forwarded promptly to the Discussion Leader.
Stockholders may communicate with any of our Directors by sending a letter to the Director, c/o Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary. All such letters will be forwarded promptly to the relevant Director.
Board Leadership Structure and Role in Risk Oversight
The Board believes that it should have the flexibility to make the determination of whether the same person should serve as both the Chief Executive Officer and Chairman of the Board at any given point in time, or if the roles should be separate. In the past the Company has combined the functions of Chairman of the Board with those of Chief Executive Officer and has also separated those functions. The Board determines whether to combine or separate those functions based on what it believes will provide appropriate leadership for the Company at the time. The Board believes that its current leadership structure, with Mr. Farr serving as both Chief Executive Officer and as Chairman of the Board, as well as Chair of our Executive Committee, is appropriate given Mr. Farr’s past success and extensive experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman, the Company’s strong corporate governance structure and the Company’s financial success under Mr. Farr’s leadership. As a result, our Bylaws currently require that our Chairman shall also be our Chief Executive Officer. The Board has not found it necessary to designate a “Lead Director” from among the non-management Directors. However, as discussed above, the Board does have an annual rotation of independent Directors who serve as Discussion Leaders to preside at meetings of non-management Directors. The Chairman and Chief Executive Officer consults periodically with the Discussion Leader and the Chairs of our Board committees, all of whom are independent, on Board matters and on issues facing the Company. In addition, the Discussion Leader presides at regularly scheduled executive sessions of non-management Directors.
The Board as a whole has responsibility for the oversight of the Company’s risk management process. This process is designed to provide to the Board timely visibility into the identification, assessment and management of critical risks. The Audit Committee assists the Board by annually reviewing and discussing with management this process and its functionality. The areas of critical risk include strategic, operational, compliance, environmental and financial. The full Board, or the appropriate committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management process. Information brought to the attention of the committees is shared with the full Board as appropriate.
Director Independence
The Board has determined that the following Directors are independent, as that term is defined under the general independence standards in the listing standards of the New York Stock Exchange: C. A. H. Boersig, J. B. Bolten, A. A. Busch III, A. F. Golden, W. R. Johnson, C. Kendle, M. S. Levatich, J. W. Prueher, R. L. Stephenson, and J. S. Turley. H. Green resigned from the Board of Directors effective October 6, 2015. Ms. Green was determined to be an independent Director during her term on the Board. A. A. Busch III will not be standing for re-election.
All Directors identified as independent in this proxy statement meet the categorical standards adopted by the Board to assist it in making determinations of Director independence. A copy of these standards appears under the caption “Emerson Director Independence Standards” in Appendix A attached to this proxy statement and is available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.
In the course of the Board’s determination regarding independence of each non-management Director, it considered any transactions, relationships and arrangements as required by the Company’s independence standards. In particular, with respect to each of the three most recently completed fiscal years, the Board considered for:

•
Messrs. Levatich and Stephenson, and Ms. Green, the annual amount of sales to Emerson by the company which the Director serves or served as an executive officer, and purchases by that company from Emerson, and determined that in each case the amounts of such sales and purchases in fiscal 2015 were less than 0.03% of such other company’s annual revenue and in each year were immaterial and well below the threshold set in the Emerson Director Independence Standards.

•
Mr. Stephenson, an immediate family member employed by our independent registered public accounting firm, and determined that such person was not a partner of such firm and did not participate in the audit of Emerson or provide any other services to Emerson.

•
Mr. Golden, the annual amount paid by Emerson to the law firm of which he is a partner, and determined that the amount of such payments in fiscal 2015 was less than 1% of such firm’s annual revenues and was in each year immaterial and well below the threshold set in the Emerson Director Independence Standards.

•
Messrs. Bolten, Golden, Levatich and Turley and Dr. Boersig, the annual amount of contributions by Emerson to charitable organizations for which the Director serves as a director, officer or trustee (other than, with respect to Mr. Turley, the Boy Scouts of America - St. Louis Council and the Municipal Theatre Association of St. Louis, which are discussed below), and determined that such contributions were immaterial (for fiscal 2015 less than 0.004%, 0.05%, 0.001%, 0.0009%, and 0.01% of each charity's annual revenues, respectively) and well below the threshold set in the Emerson Director Independence Standards.

•
Mr. Turley, the amount of contributions by Emerson to the Boy Scouts of America - St. Louis Council and the Municipal Theatre Association of St. Louis for fiscal 2015, for each of which Mr. Turley serves as a director, and determined that such contributions amounted to approximately $980,000 and $460,000, respectively, each below the threshold set in the Emerson Director Independence Standards. Furthermore, the contributions were made through the Company’s normal corporate charitable donation approval process and were not made “on behalf of” Mr. Turley, as permitted under the Emerson Director Independence Standards. These are prominent St. Louis civic organizations to which Emerson, as a St. Louis headquartered company, has provided substantial support for over 30 years, long before Mr. Turley joined the Emerson Board or the board of either organization. Mr. Turley has returned to St. Louis upon his retirement from Ernst & Young and joined these charitable boards in an effort to serve and reengage with the local community. The contributions to the Boy Scouts largely represent the final two $437,500 payments under an 8-year, $3.5 million pledge made by the Company to the Boy Scouts.

Review, Approval or Ratification of Transactions with Related Persons
We review all transactions and relationships in which the Company and any of our Directors, nominees for Director or executive officers, or any of their immediate family members, are participants, to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We have developed and implemented processes and controls to obtain information from the Directors and executive officers about related person transactions, and for determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person are disclosed as required. Pursuant to these processes, all Directors and executive officers annually complete, sign and submit a Director and Executive Officer Questionnaire and a Conflict of Interest Questionnaire that are designed to identify related person transactions and both actual and potential conflicts of interest. We also make inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of our Directors or executive officers also serve as directors or executive officers. Under the Company’s Code of Business Ethics, if an actual or potential conflict of interest affects an executive officer, he or she is required to immediately disclose all the relevant facts and circumstances to the Company’s Ethics Committee. If the Ethics Committee determines that there is a conflict, it will refer the matter to the Board of Directors, which will review the matter to make a determination as to whether a conflict exists, and, if so, the appropriate resolution. If an actual or potential conflict of interest affects a Director, he or she is required to immediately disclose all the relevant facts and circumstances to the Board of Directors, which likewise will review the matter to make a final determination as to whether a conflict exists, and, if so, the appropriate resolution.
The Company has a written Code of Business Ethics applicable to all Directors and executive officers of the Company that prohibits Directors and executive officers from entering into transactions, or having any relationships, that would result in a conflict of interest with the Company. Waivers of the Code of Business Ethics for Directors and executive officers may only be granted by the Board of Directors. The Code of Business Ethics can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.
Certain Business Relationships and Related Party Transactions
Based on the review described above, there were no transactions from October 1, 2014 through the date of this proxy statement, and there are no currently proposed transactions, in which the Company was or is to be a participant, in which the amount involved exceeded $120,000 and in which any of the Company’s Directors or executive officers or any of their immediate family members, or any beneficial holder of more than 5% of our common stock, either had or will have a direct or indirect material interest.
Board of Directors and Committees
The members of the Board are elected to various committees. The standing committees of the Board (and the respective Chairs) are: Executive Committee (Farr), Audit Committee (Turley), Compensation Committee (Stephenson), Corporate Governance and Nominating Committee (Bolten) and Finance Committee (Boersig).
Audit Committee
The Audit Committee met five times in fiscal 2015. The members of the Audit Committee are J. S. Turley, Chair, J. B. Bolten, C. Kendle and M. S. Levatich, all of whom are independent. A. A. Busch III and H. Green also served on the Audit Committee during fiscal 2015 and were also determined to be independent during their service on the Committee. The functions of the Audit Committee are described under “Report of the Audit Committee” at page 14 below. The Board has determined that all of the Audit Committee members are independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 (the “Exchange Act”) and rules thereunder, as incorporated into the listing standards of the New York Stock Exchange. The Board has also determined that J. S. Turley is an Audit Committee Financial Expert as that term is defined in the rules issued pursuant to the Sarbanes-Oxley Act of 2002. Ms. Green was also determined to be an Audit Committee Financial Expert during her service on the Committee. See the “Report of the Audit Committee” at page 14 below.
Compensation Committee
The Compensation Committee met six times in fiscal 2015. The Compensation Committee Charter requires that at least three Directors comprise the Committee. The current Compensation Committee members are R. L. Stephenson, Chair, C. A. H. Boersig, W. R. Johnson, M. S. Levatich and J. W. Prueher. The Board has determined that, as required by the Committee Charter, each of the members of the Compensation Committee meets applicable independence requirements, including the enhanced independence standards of the New York Stock Exchange, and qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code and as a “non-employee director” under Rule 16b-3 of the Exchange Act.
The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives and produces the Committee’s report on executive compensation included in the Company’s annual proxy statement. Among other things, the Committee (1) approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates CEO performance and reviews and sets his compensation; (2) approves elements of compensation and oversees the evaluation process for all officers; (3) oversees the Company’s equity incentive plans and the adoption, amendment or termination of benefit plans; and (4) monitors and keeps current the Senior Management Succession Plan.
The Compensation Committee operates under a written charter that details the scope of authority, composition and procedures of the Committee. The Committee may, when appropriate in its discretion, delegate authority with respect to specific matters to one or more members, provided that all decisions of any such members are presented to the full Committee at its next scheduled meeting. For a discussion of delegations of authority the Committee has made to the Chief Executive Officer, see “Equity Compensation Grant Practices” at page 30 below. The Committee reports to the Board of Directors regularly, reviews and reassesses the adequacy of its Charter at least annually and conducts an annual evaluation of its performance.
For fiscal 2015, the Compensation Committee reviewed management’s process for assessing risk in the Company’s compensation programs for its employees, including the Company’s executive compensation program and practices. The Committee also reviewed management’s longstanding internal process and controls for compensation programs for employees who do not participate in the executive compensation program. The Committee accepted the result of these reviews that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our business. Please see “Alignment with Stockholder Interests” on page 27 for additional information.
Role of Executive Officers and the Compensation Consultant
Executive Officers
As described in “Compensation Discussion and Analysis — Setting Total Compensation” on page 21, our Chief Executive Officer reviews recommendations of management and makes recommendations to the Committee regarding total compensation to be paid to the Company’s executive officers other than himself. Management also develops and presents to the Committee recommendations for the design of compensation programs.
The Committee has unrestricted access to management. It may also request the participation of management or the Committee’s independent consultant at any meeting or executive session. Committee meetings are regularly attended by the Chief Executive Officer, except for executive sessions and discussions of his own compensation, by the Vice President-Executive Compensation, who leads some of the discussions regarding the Company’s compensation programs, and the Committee’s independent consultant. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-management Directors only.
Compensation Consultant
The Committee has sole discretion, at Company expense, to retain and terminate compensation consultants, independent legal counsel or other advisors, including sole authority to approve the fees and retention terms for such advisors, if it determines the services of such advisors to be necessary or appropriate. Any Committee member may request the participation of independent advisors at any meeting. Management engages Frederic W. Cook & Co., Inc. to assist the Company in its executive compensation program design and competitive pay analysis. The Committee reviews this information in determining compensation for the named executive officers. Since fiscal 2011, the Committee has engaged Exequity LLP (“Exequity”) as its independent consultant. Exequity reports directly to the Committee and performs services as directed by the Committee. In

2015, Exequity reviewed our comparator group companies, the compensation of our Chief Executive Officer and the other named executive officers and performed a pay for performance analysis. Neither Exequity nor Frederic W. Cook & Co. provides any other services to the Company. See also “Competitive Market Pay Information and Philosophy” on page 20.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee met six times in fiscal 2015. The members of the Committee are J. B. Bolten, Chair, C. Kendle, R. L. Stephenson, and J. S. Turley, all of whom are independent. Ms. Green also served on the Committee during fiscal 2015 and was determined to be independent during her service on the Committee. The Corporate Governance and Nominating Committee oversees the Company’s corporate governance; reviews its governance principles and independence standards; oversees the annual self-evaluation by the Board and its committees; discharges the Board’s responsibilities related to compensation of Directors; identifies and evaluates individuals for Board and committee membership and Chairs; makes recommendations to the Board concerning the selection of Director nominees; makes recommendations as to the size and composition of the Board and its committees; and approves and/or reviews the Company’s conflict of interest policies, codes of ethics, political activities and compliance with laws and regulations, and oversees management’s implementation thereof. For a description of the process used by the Committee in evaluating and recommending Director nominees, see “Nomination Process” below.
Nomination Process
The Corporate Governance and Nominating Committee regularly reviews the appropriate size and composition of the Board and anticipates future vacancies and needs of the Board. In the event the Committee recommends an increase in the size of the Board or a vacancy occurs, the Committee may consider nominees submitted by several sources, including current Board members, management of the Company, director search firms, stockholders or other persons.
In evaluating possible Director nominees, the Committee considers the knowledge, experience, integrity and judgment of possible candidates, their potential contribution to the diversity of backgrounds, experience and skills of the Board, and their ability to devote sufficient time and effort to their duties as Directors. The Company’s Statement of Corporate Governance Principles and Practices sets forth the minimum qualifications for Director nominees which include, among other criteria determined by the Board, senior management experience in business, government and/or other relevant organizations. Important experience includes the field of manufacturing, international exposure and board membership with major organizations. Pursuant to the Company’s Bylaws, a Director may not stand for election or re-election as a Director after attaining the age of 72.
It is the policy of the Company to seek the most qualified candidates for Board membership without regard to race, gender, national origin, religion, disability, age or sexual orientation. However, in conducting its assessment of Director candidates the Company will consider diversity (including, but not limited to, race, gender, national origin, religion, disability, age or sexual orientation) and such other factors as it deems appropriate given the then current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. The Company seeks a diversity of viewpoints to better understand the technical, economic, political and social environments in which it operates. This policy is implemented by using existing Board members and outside agencies to actively seek qualified candidates. The Company’s success in seeking a diversity of viewpoints is measured by the range of viewpoints represented on the Company’s Board.
The Committee evaluates Director nominees at regular or special Committee meetings pursuant to the criteria described above and reviews qualified Director nominees with the Board. The Committee evaluates candidates that meet the Director criteria, and the Committee selects nominees that best suit the Board’s current needs and recommends one or more of such individuals for election to the Board. From time to time, the Company retains an independent search firm to assist the Committee in identifying potential candidates for Board membership and in evaluating their qualifications and availability.
The Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations in “Stockholders’ Proposals” at page 54 below. The Secretary will send properly submitted stockholder recommendations to the Committee. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration received by individuals identified to the Committee through other means. The Committee also may, in its discretion, consider candidates otherwise recommended by stockholders without accompanying biographical information, if submitted in writing to the Secretary.
In addition, the Company’s Bylaws permit stockholders to nominate Directors at an annual meeting of stockholders or at a special meeting at which Directors are to be elected in accordance with the notice of meeting. The procedures for making such nominations are discussed in “Stockholders’ Proposals” at page 54 below.

Processes and Procedures for Determination of Director Compensation
The Corporate Governance and Nominating Committee annually reviews compensation of the Company’s Directors, as well as the Company’s compensation practices for Directors, and makes recommendations to the Board regarding these matters. The Board makes the final determinations as to Director compensation and compensation practices.
To assist the Committee in performing these duties, Company management periodically engages an outside consultant to prepare an analysis of outside director compensation trends and best practices in the competitive market, and to make recommendations as to the compensation of the Company’s non-management Directors. Based on this analysis, management makes recommendations for changes in Director compensation to the Committee for its consideration. Frederic W. Cook & Co. was engaged to prepare this analysis for fiscal 2015.
Director Compensation
Directors who are employees of the Company do not receive any compensation for service on the Board. Each non-management Director is currently paid an annual retainer, a portion of which is paid in cash and a portion of which is paid in restricted stock or restricted stock units, and fees of $1,500 plus expenses for attendance at each Board meeting. In fiscal 2015, the cash portion of the annual retainer, which is paid on a monthly basis, was increased from $80,000 to $100,000, effective November 1, 2014. The amount of the annual retainer paid in restricted stock or restricted stock units each year is determined by or upon the recommendation of the Corporate Governance and Nominating Committee. For fiscal 2015, non-management Directors received $140,000 in restricted stock or restricted stock units. See footnote (2) to the Director Compensation table below.
Our non-management Directors are required to hold all of the restricted stock and restricted stock units awarded for Board service until retirement. As a result, such awards generally do not vest and the stock cannot be sold until the last day of a Director’s term after the age of 72 or earlier death, disability or a change of control of the Company. If a Director’s tenure on the Board ends for any other reason, the vesting of the award is at the discretion of the Committee. If the restrictions on the awards do not lapse, such awards will be forfeited to the Company. This is consistent with our Director Stock Ownership Policy which sets an ownership threshold of Emerson stock equal to five times annual cash compensation. As a result of these restrictions, the amount of stock and units held by a Director generally reflects the length of time that a Director has served on the Board. Non-management Directors receive dividends with respect to restricted stock and dividend equivalents with respect to restricted stock units. Dividend equivalents may be paid out regularly or deferred until final settlement, with interest compounding quarterly at a rate determined by the Committee, but in any event no greater than 120% of the applicable federal long-term rate. Restricted stock awards are entitled to voting rights; restricted stock units are not.
In fiscal 2015, each committee Chair was paid an annual retainer of $15,000, except for the Chair of the Audit Committee who was paid an annual retainer of $20,000 and the Chair of the Compensation Committee whose retainer was increased from $15,000 to $20,000 effective November 1, 2014, and each committee member was paid $1,500 plus expenses for attendance at each committee meeting.
Directors may elect to defer all or a part of their cash compensation under the Company’s Deferred Compensation Plan for Non-Employee Directors. Under the plan, which has existed since 1982, such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. Directors holding restricted stock units may also elect to defer payment of the dividend equivalents on those restricted stock units. Under the rules of the SEC, interest on deferred amounts is considered above-market only if the rate of interest exceeds 120% of the applicable federal long-term rate. During fiscal 2015, the Bank of America prime rate was 3.25%, while 120% of the applicable federal long-term rate ranged from 2.61% to 3.45%. A. A. Busch III, A. F. Golden and R. L. Stephenson currently participate in this deferral program. Above-market earnings on deferred amounts for each of these Directors in fiscal 2015 are set forth in the Director Compensation Table below. All deferred amounts are payable in cash.
A. A. Busch III, A. F. Golden and J. W. Prueher are eligible for the Company’s Continuing Compensation Plan for Non-Management Directors because they assumed office prior to termination of the plan on June 4, 2002. Each eligible Director will, after the later of termination of service as a Director or age 72, receive for life an amount equal to the annual $30,000 cash retainer for non-management Directors in effect on June 4, 2002. In the event that service as a covered Director terminates because of death, the benefit will be paid to the surviving spouse for five years. Amounts relating to the aggregate change in the actuarial present value of the accumulated benefit for fiscal 2015 pursuant to the Company’s Continuing Compensation Plan for Non-Management Directors are set forth in the Director Compensation table.
As part of the Company’s overall charitable contributions practice, the Company may, in the sole and absolute discretion of the Board and its committees, make a charitable contribution in the names of Emerson and a Director (including management Directors) upon his or her retirement from the Board (as determined by the Board and its committees), taking into account such Director’s tenure on the Board, his or her accomplishments and service on the Board, and other relevant factors.
The table below sets forth amounts for non-management Director compensation for fiscal 2015.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
C. A. H. Boersig	143,333	139,979	—	5,000	288,312
J. B. Bolten	144,833	139,979	—	7,500	292,312
A. A. Busch III(6)	132,167	139,979	7,485	10,000	289,631
A. F. Golden	119,333	139,979	18,791	10,000	288,103
H. Green(7)	129,833	139,979	107	—	269,919
W. R. Johnson	125,333	139,979	—	—	265,312
C. Kendle	125,333	139,979	—	10,000	275,312
M. S. Levatich	129,833	139,979	—	10,000	279,812
J. W. Prueher	128,333	139,979	—	10,000	278,312
R. L. Stephenson	149,416	139,979	1,745	—	291,140
J. S. Turley	139,999	139,979	—	10,000	289,978
_____________________

(1)
Messrs. Farr and Peters are named executive officers who are also Directors and their compensation is set forth in the Summary Compensation Table and related tables. They did not receive any additional compensation for their service as Directors.

(2)
In fiscal 2015, the Directors in office on February 3, 2015 were awarded 2,381 shares of restricted stock, or restricted stock units in the cases of Dr. Boersig and Ms. Green, with a total value of $139,979 ($140,000 divided by the grant date fair market value of Emerson stock, rounded down to the nearest whole share). Each amount constitutes the aggregate grant date fair value of restricted stock and restricted stock unit awards for fiscal 2015 calculated in accordance with FASB ASC Topic 718, which is also the dollar amount recognized for financial statement reporting purposes for fiscal 2015. Holders of restricted stock and restricted stock units would be entitled to the spin-off distribution of the network power business, like other stockholders.

(3)
The total number of shares of restricted stock held by each of the non-management Directors at September 30, 2015 (the end of fiscal 2015) is as follows: Dr. Boersig-3,450; Mr. Bolten-8,953; Mr. Busch-2,381; Mr. Golden-32,459; Ms. Green-4,497; Mr. Johnson-18,276; Dr. Kendle-4,345; Mr. Levatich-7,784; Adm. Prueher-31,271; Mr. Stephenson-22,569; and Mr. Turley-5,617. In addition, at that date, Dr. Boersig and Ms. Green each held 13,471 restricted stock units, which they received instead of restricted stock in fiscal years 2010 through 2015 as provided in the Company’s Restricted Stock Plan for Non-Management Directors. Ms. Green's restricted stock and restricted stock units vested in connection with her resignation.

(4)
Includes above-market earnings for fiscal 2015 on cash fees or dividend equivalents that a Director elected to defer as follows: Mr. Busch-$7,485; Mr. Golden-$2,791; Ms. Green-$107; and Mr. Stephenson-$1,745. Also includes amounts attributable to the aggregate change in the actuarial present value of the accumulated pension benefit for fiscal 2015 pursuant to the Company’s Continuing Compensation Plan for Non-Management Directors as follows: Mr. Busch-$0; and Mr. Golden-$16,000. Pursuant to applicable regulations, does not include the following negative amount relating to the change in actuarial present value: Adm. Prueher-($3,000). The Company eliminated its Continuing Compensation Plan for Non-Management Directors who assumed office on or after June 4, 2002. Non-management Directors in office on that date continued to vest in the plan. Please see the narrative above on page 12 for more information.

(5)	Represents Company matching contributions under the Company’s charitable matching gifts program which matches charitable gifts of up to $10,000 for all employees and Directors of the Company.

(6)	Mr. Busch will not be standing for re-election.

(7)	Ms. Green resigned from the Board effective October 6, 2015 after seven years of service.

Code of Ethics
The Company has adopted a Code of Ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Controller.  This Code of Ethics is posted on the Company’s website.  The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting required information on its website at www.Emerson.com, Investor Relations, Corporate Governance. The Company has adopted a Code of Business Ethics for Directors, officers and employees, which is available at the same location on the Company’s website. Printed copies of these documents are available to stockholders upon written request delivered to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Secretary.
Compensation Committee Interlocks and Insider Participation
The functions and members of the Compensation Committee are set forth above under “Board of Directors and Committees — Compensation Committee.” All Committee members are independent and none of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company. During fiscal 2015, no member of the Committee and no other Director was an executive officer of another company on whose compensation committee or board any of our executive officers served.
Section 16(a) Beneficial Ownership Reporting Compliance
The Company’s Directors and executive officers are required, pursuant to Section 16(a) of the Exchange Act, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the SEC and the New York Stock Exchange, and to furnish copies of such statements to the Company. Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal 2015 its Directors and executive officers complied with all such requirements.
Report of the Audit Committee
The Audit Committee assists the Board in providing oversight of the systems and procedures relating to the integrity of the Company’s financial statements, the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process, risk management, the annual independent audit process of the Company’s annual financial statements, and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, oversight, qualification, independence, performance, compensation and retention of the Company’s independent registered public accounting firm, including audit fee negotiations. In addition to assuring the regular rotation of the lead audit partner as required by law, the Committee is involved in the selection, reviews and evaluation of the lead audit partner, and considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm.
The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.
The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed with the independent registered public accounting firm the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including the matters required to be discussed by PCAOB Interim Auditing Standard AU Section 380, Communication with Audit Committees. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the impact of non-audit-related services provided to the Company and the matters in the independent registered public accounting firm’s written disclosures required by Rule 3526 of the PCAOB, as may be modified or supplemented.
The Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended

September 30, 2015 for filing with the Securities and Exchange Commission. In accordance with its Charter, the Audit Committee has reappointed KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for fiscal 2016.

Audit Committee
J. S. Turley, Chair
J. B. Bolten
C. Kendle
M. S. Levatich

Fees Paid to KPMG LLP
The following are the fees of KPMG LLP, the Company’s independent registered public accounting firm, for services rendered in 2014 and 2015 ($ in millions):

	2014	2015
Audit Fees	$28.9	$28.2
Audit-Related Fees	3.0	4.8
Tax Fees	0.9	0.7
All Other Fees	—	—
Total KPMG LLP Fees	$32.8	$33.7
Audit Fees primarily represent the cost for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.
Audit-Related Fees for 2015 and 2014 include $3.7 million and $1.7 million, respectively, for audit procedures related to actual and potential divestitures.  The remaining Audit-Related Fees for both years are primarily attributable to other acquisition and divestiture due diligence, audits of employee benefit plans, and statutory filings.
Tax Fees are related to tax compliance services.
The Audit Committee approved in advance all services provided by KPMG LLP. The Audit Committee’s pre-approval policies and procedures are included within the Audit Committee Charter, which can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.

PROXY ITEM No. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
At each of the last five Annual Meetings of Stockholders, over 90% of shares voted were in support of the Company’s executive compensation program. Pursuant to Section 14A of the Exchange Act, our Board of Directors is again submitting for a non-binding stockholder vote our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). We plan to hold this vote annually.
Emerson is a performance-driven, financially focused company with a long track record of strong performance in good economic times, and stable profitability and returns to shareholders even when economic conditions are unfavorable. Our pay-for-performance executive compensation program is an integral part of our consistent and rigorous management process. We believe it has effectively motivated and rewarded Emerson executives to meet the challenges of recessions, inflationary periods, technological changes, and intense global competition, and continues to do so today.
We encourage stockholders to review the Compensation Discussion and Analysis on pages 18 to 30. The Company’s executive compensation program, the core of which was established in 1977, supports Emerson’s rigorously-applied management process, implemented over the years by successive teams of talented and committed executives.
The foundational elements of our program include paying for performance, maximizing stockholder value without excessive risk, aligning executive and stockholder interests, providing competitive pay to attract and retain executives and rewarding results while recognizing individual contributions.
We believe the program strikes the appropriate balance between responsible, measured pay practices and incentivizing our executives to dedicate themselves fully to value creation for our stockholders, as evidenced by Emerson's pay practices:

•
Pay for Performance; No Entitlements. 60-80% of named executive officer ("NEO") compensation is tied to Company performance. Performance drives pay. We reward performance rather than creating a sense of entitlement. (Pgs. 18, 19, 21-27)

•
Long-Term Performance. Our primary incentive compensation – performance shares – is based on the Company's achievement of established financial objectives over a minimum three year performance period. (Pgs. 23-26)

•
We Target Competitive and Market Based Pay with Actual Pay Dependent on Performance. We target total compensation in the median compensation range of comparable companies, with actual pay dependent on Company and individual performance. (Pgs. 19-23)

•
Maximize Stockholder Value While Mitigating Risk. Our performance shares program is based on above-market growth targets and rewards growth over the long term, discouraging short-term risk taking. (Pgs. 27-28)

•
Align Executives' Interests with Stockholders. Approximately 60-80% of NEO compensation is stock-based and NEOs are required to hold significant amounts of Company stock. All of our NEOs substantially exceed our ownership guidelines and sales of Company stock must be approved in advance by our CEO and another designated senior officer. (Pgs. 23-28) Our non-management Directors comply with our stock ownership guidelines and are generally required to hold equity awards until retirement. (Pg. 12)

•
Clawback in Case of Misconduct. To better protect stockholder interests, our Board may in certain cases of misconduct recover an executive officer's annual bonus or long-term incentive awards. (Pg. 28)

•	No Tax Gross-Ups. We do not provide tax gross-ups to our NEOs.

•
Limited Employment, Severance or Golden Parachute Agreements. We have no employment, severance or golden parachute agreements with any of our NEOs. (Pgs. 22, 23, 28, 39-44) Under our Executive Officer Severance policy, we do not pay lump sum, non-forfeitable cash severance payments and departing executives forfeit awards if they breach their non-competition, non-solicitation or confidentiality agreements. Moreover, the policy limits certain payments to no more than 2.99 times most recent base salary and earned cash bonus. (Pg. 28)

•
Non-compete, Non-solicitation and Confidentiality Agreements. We require executives to enter into non-competition, non-solicitation and confidentiality agreements as a condition of all equity awards. (Pgs. 23, 28 and 39)

•	Double Trigger Change of Control Provision. We added a double trigger provision on change of control in our 2011 Stock Option Plan and in our 2015 Incentive Shares Plan. (Pgs. 28, 39-44)

We regularly evaluate the individual elements of our compensation program in light of market conditions and governance requirements and make changes as appropriate for Emerson’s business. For example, we recently changed our award cycle for performance shares from triennial awards to annual awards, shortened our performance period to three years and limited dividend equivalents to earned shares. While these changes retain Emerson's overall pay for performance philosophy and the primary elements of its compensation program, the Compensation Committee believes they align the program with the strategic repositioning of the Company, provide management with the opportunity to evaluate key performers more frequently, and are consistent with market practice. The Committee intends to move to an annual award cycle for stock options in fiscal 2017.
The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:
RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.
Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the vote. The Compensation Committee will carefully evaluate the outcome of the vote when considering future executive compensation arrangements. After our Annual Meeting on February 2, 2016, the next say-on-pay vote will occur at our next Annual Meeting scheduled to be held on February 7, 2017.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary of Fiscal Year 2015
In fiscal 2015 the Company’s Board of Directors considered alternatives for the strategic repositioning of the Company. These discussions led to the Company’s announcement in June 2015 of decisive actions to streamline its business portfolio, drive growth and accelerate value creation, including initiating the process to spin off its network power business and exploring strategic alternatives for its motors and drives, power generation, and residential storage businesses. The Company also committed to a complete review and assessment of its corporate services and structure to bring them into alignment with its smaller scale and sharper focus.
The Board determined that retaining Mr. Farr was critical to the strategic, long-term portfolio repositioning to return the Company to premium sales and earnings growth. It also determined that Mr. Farr would be essential to managing the Company’s long-term succession planning process for the next generation of Company leaders. Mr. Farr's long-term compensation was structured around the accomplishment of these two key objectives.
As the Company was planning for the strategic repositioning of its business, global economic conditions weakened significantly over the course of fiscal 2015. Global macroeconomic growth slowed to approximately 2%, the fourth consecutive year of less than 3% growth. While there were small, localized areas of growth, the weak recovery in Europe, the downturn in the Chinese economy and political instability in the Middle East eroded customer confidence, resulting in major project delays, and negatively impacted our businesses and the end markets in which they participate. In addition, the rapid decline in oil and gas prices, combined with a rapid appreciation of the U.S. dollar against most world currencies, severely impacted nearly all of our businesses.
Emerson management reacted quickly to these global economic headwinds by eliminating capacity and rebalancing our operations for a slower growth environment, while maintaining the ability to accelerate investments in new capacity when growth returns in our markets. These actions allowed Emerson to maintain high profitability in the face of lower sales and cost deleverage, and continue to return significant amounts of cash to shareholders through share repurchases and dividends, with cash generated both from operations and from the sale of non-core businesses.

•
Sales of $22.3 billion declined 9% from fiscal 2014, reflecting the fourth consecutive year of low single digit macroeconomic growth, the impact of low oil and gas prices, unfavorable currency translation and divestitures. Underlying sales decreased 2% (excluding a 5% unfavorable impact from currency translation and a 2% impact from divestitures, net of acquisitions).

•	Gross profit margin of 40.6% was maintained at near record levels, compared to the record 41.4% margin in 2014, despite significant deleverage on the decline in sales.

•
Operationally, earnings per share were $3.17, a decrease of 15% versus $3.75 in 2014, excluding for 2015 a gain of $0.90 per share ($611 million) relating to two divestitures and expense of ($0.08) for taxes and costs related to the portfolio repositioning, and for 2014 an impairment charge of $0.72 per share ($508 million). Reported earnings per share were $3.99, a 32% increase from $3.03 in fiscal 2014.

•
Operating cash flow declined to $2.5 billion as a result of lower earnings, income taxes related to the divestitures, and increases in working capital resulting from the decline in sales. However, the Company returned $3.8 billion of cash to shareholders through dividends of $1.3 billion and share repurchases of $2.5 billion, an increase of $1.5 billion funded by proceeds from divestitures.

•
The Company increased its annual dividend for fiscal 2015 to $1.88 per share from $1.72 per share in the prior year – its 59th consecutive year of increased dividends. The first quarter 2016 dividend was increased to $0.475 ($1.90 annual rate), an increase of 1%.

In view of the strategic repositioning efforts, the retention of Mr. Farr and the Company’s financial performance in the face of strong economic headwinds, the Committee’s key executive compensation decisions for fiscal 2015 were as follows:

•
Mr. Farr received an award of 160,000 shares of restricted stock, structured to focus on two key strategic objectives: (1) the strategic, long-term repositioning of the Company for premium sales and earnings growth; and (2) critical CEO and senior leadership succession planning and execution.

•
Mr. Farr was awarded an annual cash bonus of $1.8 million, the same as in 2014, which was 10% less than 2013. Annual cash bonuses for the other named executive officers were up slightly, consistent with their individual performance and contributions by each to the Company’s strategic repositioning and operational performance.

•	In February 2015, Mr. Purvis was granted performance shares, stock options and an increase in base salary and bonus in connection with his promotion.

The Compensation Committee made no significant changes to the compensation program during fiscal 2015. In early fiscal 2016, the Committee made changes to the performance shares program to provide for an annual award cycle, reduce the performance period to three years, and defer the payment of dividend equivalents on earned awards until after the end of the performance period, all as discussed in more detail below.
The Committee believes that these changes retain Emerson's overall pay for performance philosophy and the primary elements of its compensation program, align the program with the strategic repositioning of the Company, provide management with the opportunity to evaluate key performers more frequently, and are consistent with market practice.
The Committee intends to move to an annual award cycle for stock options in fiscal 2017.
Compensation Objectives and Elements
Emerson’s executive compensation program is designed to support the interests of stockholders by rewarding executives for achievement of the Company’s specific business objectives, such as consistent, sustained growth in earnings per share and cash flow. The fundamental principles underlying the program have not changed:

•	Rewarding for superior performance rather than creating a sense of entitlement.

•
Maximizing stockholder value by allocating a significant percentage of compensation to performance based pay that is dependent on achievement of the Company’s performance goals, without encouraging excessive or unnecessary risk taking.

•	Aligning executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to hold the stock they earn.

•	Attracting and retaining talented executives by providing competitive compensation opportunities.

•	Rewarding overall corporate results while recognizing individual contributions.

Our executive compensation program includes incentive plans that communicate to participants the Company’s critical business values, strategies and performance objectives. These incentives focus efforts on the performance objectives that drive Emerson’s success and encourage career-long commitments to the Company.
The program offers a balanced approach to compensation and consists of the primary components illustrated below. Taken together, we refer to these components as “total compensation.” The mix of compensation components varies for each named executive officer depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed with the overall goal of achieving a high and sustainable level of Company and individual performance. The performance based portion of total compensation generally increases as an executive’s level of responsibilities increases. The chart below is not to scale for any particular named executive officer but is intended to illustrate the Company's overall objectives relative to its executive compensation program.

For fiscal 2015, the percentage ranges in the chart above are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables. Annualized values for long-term stock compensation are based on the fair value at grant of awards, annualized over our recent three-year award cycle for performance shares and options, and over the vesting terms for restricted stock, based on data provided by our compensation consultant. We use these annualized values because competitive data is calculated in the same manner.
Competitive Market Pay Information and Philosophy
In determining total compensation levels and mix for our Chief Executive Officer (“CEO”) and our other NEOs, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Frederic W. Cook & Co. and reviewed by the Committee’s independent consultant, Exequity. The analysis is derived from the most recent proxy data of the companies in the comparator group described below. The analysis compares the total compensation (cash and long-term stock compensation) of each of our NEOs with the median range of total compensation for comparable positions at the comparator group companies. The Company’s compensation philosophy is to target total compensation in the median range of this competitive data, with actual pay delivered dependent on Company and individual performance. Equity awards are valued at grant and annualized over their award frequency. This approach is consistent with long-standing Company practices.
The Committee annually reviews the comparator group of 25 companies that it uses to assist it in making compensation decisions. As previously disclosed, in fiscal 2013 the Committee updated the group by replacing four companies. The Committee made no changes to the comparator group in fiscal 2014 or 2015. As in prior years, the Committee selected comparator companies based upon one or more of the following criteria: (1) companies in the primary industry segments in which the Company operates; (2) companies with annual revenues greater than $5 billion; (3) companies with profiles similar to the Company’s based on business complexity, industries or markets served, innovation and technology, customers targeted, investor profiles and global strategy; and (4) companies with which we compete for executive talent. In the comparator group selection process, the Committee continued to utilize a special study and screening process prepared by Frederic W. Cook & Co. that utilizes numeric screening criteria (industry classifications, size and scope, and financial metrics) of potential comparator group companies. Then the qualitative criteria described above were applied to determine the appropriate comparator companies.
The comparator group companies are as follows:

Caterpillar	DuPont	Goodyear Tire	Lockheed Martin	Schlumberger
Cisco Systems	Eaton	Honeywell	Northrop Grumman	TE Connectivity
Cummins	Fluor	Illinois Tool Works	Parker Hannifin	Union Pacific
Danaher	General Dynamics	International Paper	PPG	United Technologies
Deere	General Electric	Johnson Controls	Raytheon	3M
In fiscal 2015 Frederic W. Cook & Co. provided analysis of competitive pay (cash and long-term stock compensation) at the median for the proxy reported officer positions of the companies in the Company’s comparator group. The Committee’s compensation consultant, Exequity, reviewed the comparator group and the results of the competitive pay analysis provided by Frederic W. Cook and concurred with Frederic W. Cook’s assessment that the comparator group was appropriate and that, on average, the named executive officers’ compensation is consistent with competitive market practice.
The Committee considers this comparator group competitive pay analysis as a frame of reference in making its pay decisions. The pay decisions are not formulaic and the Committee exercises judgment in making them. This analysis is not used to establish performance goals in the Company’s compensation programs.
Setting Total Compensation
Each year, management meets with business unit and corporate executives to evaluate the individual performance and leadership potential of our key executives. Our CEO uses these performance and leadership evaluations to develop the individual pay recommendations made to the Committee for senior executives, including the other NEOs. The Committee reviews the CEO’s performance evaluations and pay recommendations for the NEOs and sets their compensation. The Committee separately meets in executive session without the CEO present to review the CEO’s performance and set his compensation.
The Committee does not set specific financial targets related to cash compensation. The Committee does set performance objectives used to establish maximum bonus amounts for compliance with Section 162(m) of the Internal Revenue Code (see “Regulatory Considerations” at page 29 below).
The Committee also noted that stockholders expressed strong support for the Company’s executive compensation program at our 2015 Annual Meeting of Stockholders.
CEO Compensation. In setting the CEO’s compensation, the Committee focused on the retention of Mr. Farr to lead the Company through the strategic portfolio repositioning, execute operationally to deliver the expected benefits, and lead the Company's critical succession planning for key leadership positions, focusing on the Office of the Chief Executive and senior business leadership, both during and after the transformation. The Committee noted the Company's financial performance in the face of strong economic headwinds (including the fiscal 2015 results summarized on page 18). When comparing current and prior year results, the Committee looks at the Company’s financial performance in totality, without mechanically weighting individual factors.
In addition to leading the Company to continued profitability despite the stalled economic environment, the CEO’s day-to-day performance and leadership in the strategic repositioning process and other important areas also were evaluated by the Committee. For example, Mr. Farr:

•
Led Emerson in its decision to strategically reposition the Company to focus on two strategic business platforms, both with significant growth and profit opportunities, to reposition Emerson for future long-term value creation.

•
Directed a comprehensive and dedicated team in planning and preparing for the spin-off of the network power business as a stand-alone public company, as well as for the potential divestitures of the motors and drives, power generation and storage businesses.

•
Managed aggressive and ongoing restructuring of the Company and the rebalancing of assets necessary to protect profitability, improve cash flow and achieve strategic long-term value in the face of a continued slow-growth global economic environment.

•	Led the Company’s development, compensation and diversity initiatives aimed at the next generation of Emerson’s global business leadership.

•	Completed a range of strategic acquisitions and divestitures to strengthen Emerson for continued industry leadership and to provide shareholder value.

•
Drove investment in innovation and technology across the Company’s businesses, markets and world regions, leading to important initiatives, customer wins and continued industry leadership in areas of energy efficiency, plant automation, and information connectivity.

•
Provided leadership to the Company's support of Ferguson, Missouri, its headquarters community, through a troubled period, drawing national and international attention to Emerson’s longstanding commitment to corporate citizenship and its record of social and charitable giving to enhance educational and employment opportunities for youth.

The Committee uses the competitive pay analysis for the comparator group (detailed on pages 20-21) to compare Mr. Farr’s total compensation to the median range for total compensation of CEOs in the comparator group. The Committee also reviews the relative internal compensation relationships between the CEO and the other named executive officers, as compared to the pay relationships in the Frederic W. Cook & Co. survey data. While the Committee monitors these pay relationships, it does not target any specific pay ratios.
The Committee receives and reviews a summary for the CEO showing all elements of his compensation, including base salary, annual cash bonus, long-term stock compensation, retirement and other benefits and perquisites. The summary shows compensation that may be paid upon voluntary or involuntary termination of employment, retirement, death or disability, or upon a change of control. This CEO compensation summary, along with competitive market and other data, is also annually reviewed and discussed by the non-management Directors in executive session. The Committee also reviewed its compensation consultant’s realizable pay analysis which compared the CEO's compensation to total shareholder return over the last three years (2013-2015) and showed that pay and performance were aligned relative to our comparator group companies.
Mr. Farr does not have any employment, severance or golden parachute agreements with the Company.
The Committee reviewed alternatives for delivering the appropriate level of total compensation for Mr. Farr based on the Company’s and his performance, as described above. These alternatives took into account current cash compensation and the value of long-term awards allocable to the current year, based on the annualized fair value at grant, the Company's award cycle and the vesting period of previous awards.
Fiscal 2015 CEO Pay
Taking all of the above into account, with particular emphasis on the Company's strategic repositioning and succession planning, the Committee awarded Mr. Farr 160,000 shares of restricted stock and a bonus of $1.8 million, and set his base salary at $1.3 million. The bonus and base salary amounts were unchanged from 2014. No performance shares or stock options were awarded to Mr. Farr because 2015 was not an award year for such awards.
Other Named Executive Officer Compensation. In setting compensation for the other NEOs, the Committee follows a similar process. The Committee first considered their individual contributions to the strategic repositioning and operational realignment of the Company in the face of strong economic headwinds, as well as the fiscal 2015 financial performance. For each NEO, the Committee reviewed the median compensation range for comparable positions at the companies in the comparator group as a frame of reference in exercising its judgment regarding pay decisions. The Committee also evaluated the NEOs based on their frequent interactions with, and presentations to, the members of the Board of Directors. The Committee considered the following accomplishments with respect to the NEOs other than Mr. Farr:

•
Mr. Monser successfully transitioned the Chief Operating Officer and Profit Planning activities to his successors; successfully transferred corporate technology functions to the Company’s operating units; completed the roadmap for the future of the Company’s shared services facilities worldwide; and led the restructuring of the international group to match the expected Emerson structure.

•
Mr. Dellaquila focused on operational and corporate restructuring actions to position the Company for future profitable growth; was responsible for financial analysis of the strategic repositioning efforts announced in June 2015; drove disciplined capital allocation efforts that returned $3.8 billion to shareholders in dividends and share repurchases; managed financial aspects of the divestitures of the Power Transmission Solutions and InterMetro businesses, including tax-efficient repatriation of non-US proceeds; and restructured the Company’s retirement plans.

•
Mr. Peters strengthened Emerson’s marketing capability by developing deeper talent and piloting digital communications, omni-channel and end-user information aggregation and e-commerce programs; accelerated pan-Emerson information technology business system conversions in preparation for big data and cloud-based applications; executed growth initiatives in the Commercial and Residential Solutions business; initiated programs to restructure operations for the delivery requirements of the e-commerce world; and supported development of next generation business models.

•
Mr. Purvis led the Climate Technologies business for five months, achieving positive sales and gross profit and operating profit margins in a challenging market; oversaw Emerson’s restructuring efforts; successfully led the profit review and perfect execution teams to drive operations for speed and lower cost; achieved significant materials cost containment in the global supply chain; and worked with Emerson business leaders to aggressively restructure costs to position businesses for profitable growth in fiscal 2016.

None of the NEOs has an employment, severance or golden parachute agreement with the Company.
For all the NEOs, the Committee made its annual pay decisions for each of the compensation components as outlined below.
Annual Cash Compensation
The Committee targets total annual cash compensation in the median range of market total cash compensation, while placing more emphasis on performance based annual cash bonus than on base salary.
Base salary: For all the named executive officers, the Committee awards base salary increases (if any) after reviewing the Company’s performance, individual performance, and competitive market compensation. The Committee determined that the base salary increases for fiscal 2015 and fiscal 2016 set forth below were in recognition of the Company’s performance (described on page 18) and the individual responsibilities, performance and potential of each named executive officer described above. The Committee also considered survey data that indicated that the predicted merit increase, without promotions, averaged approximately 3%, which was consistent with the Committee’s determination.

Name	FY 2014 (Rate)	FY2015 (Rate)	2014-2015 Percentage Increase	FY2016 (Rate)	2015-2016 Percentage Increase
D. N. Farr	$1,300,000	$1,300,000	0%	$1,300,000	—%
E. L. Monser	$700,000	$720,000	2.9%	$740,000	2.8%
F. J. Dellaquila	$600,000	$620,000	3.3%	$660,000	6.5%
C. A. Peters	$635,000	$655,000	3.1%	$675,000	3.1%
In connection with his promotion to Chief Operating Officer on February 3, 2015, Mr. Purvis’ base salary was increased from $530,000 to $650,000. For fiscal 2016, his base salary is $660,000, an increase of 1.5%

Annual bonus: The determination of individual bonus amounts for the named executive officers is discretionary, subject to the Section 162(m) limitation established by the Committee (see “Regulatory Considerations” on page 29), but is based on the Company’s financial operating performance (see page 18) and the individual performance factors (see pages 21 to 22) referred to above. The Committee did not assign individual weightings to any of these factors, but rather used them collectively to determine the bonus amounts for fiscal 2015.

Name	FY2014	2013-2014 Percentage Change	FY2015	2014-2015 Percentage Change
D. N. Farr	$1,800,000	(10.0)%	$1,800,000	—%
E. L. Monser	$990,000	10.0%	$1,000,000	1%
F. J. Dellaquila	$950,000	11.8%	$1,000,000	5.3%
C. A. Peters	$925,000	10.1%	$965,000	4.3%

Mr. Purvis’ bonus for fiscal 2015 was $800,000 (a 30.1% increase from 2014 as a result of his promotion to COO). In fiscal 2015, Mr. Purvis also received the initial payment of $175,000 under a retention award made to him in October 2013, prior to his becoming an NEO. The remaining payment of $175,000 will be paid in January 2016.
Long-Term Stock Compensation
The Committee may make long-term stock compensation awards to the Company’s executives, including the named executive officers. Executives participate in these programs based on their: (1) ability to make a significant contribution to the Company’s financial results, (2) level of responsibility, (3) performance and (4) leadership potential. No executive is entitled to participate automatically based on title, position or salary level. We require participants to accept confidentiality, non-competition and non-solicitation obligations. In general, we target long-term stock compensation in the median range of market long-term compensation, with more emphasis on performance based equity compensation.
Our long-term stock compensation consists of three programs: performance shares, stock options and restricted stock. In addition to providing market compensation, these programs allow us to recognize individuals who most directly drive our performance, to promote outstanding Company and individual performance, and to align the interests of Company executives with the interests of our stockholders. We allocate the largest portion to performance shares, which are the primary incentive for delivery of superior longer-term financial performance, with a small portion allocated to stock options and the remainder through the selective use of restricted stock.
For purposes of its compensation analysis, the Committee considers values of these awards based on the fair value at grant annualized over the three-year award cycle for performance shares and options and over the vesting terms for restricted stock, because the values are consistent with competitive data considered by the Committee. These estimates do not necessarily correspond to and are not a substitute for, the values described for the awards in the Summary Compensation Table or in the tables that follow it.
As discussed above, in fiscal 2015 the Company determined to move to an annual award cycle for performance shares, with a three year performance period. Previously, we made awards of performance shares periodically, generally every three years. Starting in November 2015 (the beginning of fiscal 2016) performance shares awards will generally be made annually. Award values for the 2016 awards were determined consistent with the new annual award cycle. The Committee intends to move to an annual award cycle for stock options in fiscal 2017. Restricted stock awards continue to have no set award cycle.
Performance Shares Program. Our performance shares program is the primary element of long-term stock compensation for our NEOs. This plan is the linchpin of the Company's pay-for-performance philosophy and is used to align the interests of participants and stockholders, and for retention and succession purposes. Long-term performance is not consistently achieved by a few dramatic accomplishments, but by rigorous, focused and dedicated effort to execute the business plan throughout every phase of the performance period. For 38 years, the program has reinforced the Company's primary long-term financial objective, enhancing stockholder value. Awards of performance shares are made to those individuals who can most directly influence our long-term success. The long-term stock compensation opportunities for our senior executives are heavily weighted towards performance shares, which on an annualized basis generally represent approximately 45-55% of total compensation and 65-75% of long-term stock compensation.
2013 Performance Shares Program
The 2013 performance shares program began in fiscal 2013. For the 2013 program, the Committee utilized two performance measures - earnings per share and free cash flow (operating cash flow less capital expenditures). The free cash flow measure emphasizes the importance of free cash flow to the Company's ability to return value to stockholders through dividends, which have increased for 59 consecutive years, and share repurchase. For both measures, the Committee determined to use an international benchmark - nominal G7 gross domestic product (G7 GDP) - as the basis for evaluating performance. This international benchmark reflects the Company's global reach and focus.
Payout of the awarded performance share units is weighted 60% to the earnings per share target and 40% to the free cash flow target. Participants can earn up to 125% of the earnings per share component and 100% of the free cash flow component. As a result, the maximum payout is 115% of the awarded performance share units. The payout is made primarily in common stock, with a portion paid in cash to cover tax obligations of participants. Payment of 60% of any earned units will be made at the end of the four year performance period, with the remaining 40% paid one year later subject to continued service. Dividend equivalents are paid on 40% of the award during the performance period, and on 40% of the earned award during the one year holdback period.
The four year performance period for the 2013 program ends on September 30, 2016. Achievement of the earnings per share target is determined by measuring the Company's 2016 earnings per share as a percentage of the target. The target is fiscal 2012 earnings per share, after adding back the impact of the 2012 noncash goodwill charge, multiplied by the compound average annual growth rate in G7 GDP plus three percentage points over the four-year performance period. Adding back the impact of the goodwill charge results in a higher EPS target for the 2013 program. We target above-market growth in earnings per share over the long-term performance period because we believe this focus drives participants to produce superior financial returns for our stockholders.
Achievement of the free cash flow target is determined by measuring the Company's cumulative total free cash flow over the performance period as a percentage of the target, not to exceed 100%. The target is the sum of the free cash flow target amounts for each year of the performance period. The free cash flow target for each year is determined by multiplying that year's annual growth rate in G7 GDP plus three percentage points by the prior year target amount, beginning with the Company's actual fiscal 2012 free cash flow.
No performance share awards were made to the named executive officers in fiscal 2014 or 2015, except that in connection with his promotion to Chief Operating Officer on February 3, 2015, prior to the approval of the 2015 Incentive Shares Plan, Mr. Purvis was awarded an additional 15,000 performance shares units under the Company’s 2013 performance shares program under the 2006 Incentive Shares Plan. Outstanding performance share units are set forth in the Outstanding Equity Awards at Fiscal Year-End table on page 34.

2016 Performance Shares Program
In early fiscal 2016, the Committee determined to make certain changes to the terms of future performance shares programs, beginning with the fiscal 2016 program awards made in November 2015, as follows:

Term	2013 Program	2016 Program
Award Cycle	Triennial (every three years)	Annual
Performance Period	Four years	Three years
Payout Timing	60% of earned award after end of performance period; remaining 40%	100% of earned award after end of performance period
after one-year additional hold-back period
Dividend Equivalents	Paid on 40% of awarded units during performance period; paid on 40% of earned award subject to hold back during hold back period	Accumulated and paid on earned shares after the end of performance period
Change in Control	Single trigger provision	Double trigger provision

The Committee retained the same performance measures, weightings and maximum payouts as under the 2013 program, utilizing a base year of 2015 and a three year performance period ending on September 30, 2018.

The new annual award cycle and three year performance period, together with the 2013 performance shares program awards which have a four year performance period and an additional one-year hold back on a portion of the payout, will result in an overlap of awards as illustrated below.
The Committee continues to have authority to determine the targets for each program from the various measures set forth in the Company's Incentive Shares Plan. These measures currently include sales, earnings, earnings per share, net earnings, pre-tax earnings, earnings before interest and taxes, return on equity, return on total capital and asset management (which includes cash flow). Pursuant to the terms of the shareholder approved plan, the Committee may include or exclude from both targets and actual results specified items of an unusual, non-recurring or extraordinary nature. Under the stockholder approved 2015 Incentive Shares Plan, the following additional measures were added: profit, operating profit, earnings before interest, taxes, depreciation and amortization, related margins, cash flow, operating cash flow, free cash flow, days sales outstanding, days payable outstanding, inventory turnover, total stockholder return, share price, acquisition and divestiture performance, development and achievement of strategic business objectives, customer satisfaction, new product introductions and performance, cost reductions, manufacturing efficiency, delivery lead time performance, research and development achievements, market share, working capital and geographic expansion.

In early fiscal 2016, the Committee made performance shares awards under the 2016 performance shares program as follows: D. N. Farr-150,000 units; E. L. Monser-50,000; F. J. Dellaquila-50,000; C. A. Peters-50,000; and E. M. Purvis-50,000.

Portfolio Repositioning Adjustments

If, as is contemplated, the spin-off of the network power business and the other portfolio repositioning actions being undertaken by the Company occur prior to the payout of the 2013 and 2016 performance share awards, then, as required by the Company’s incentive shares plans, the Company’s earnings per share and free cash flow will be appropriately adjusted to reflect the spin-off of network power and other divestitures by removing the financial results of network power and the other divested businesses, as well as any related costs, from those measures, for purposes of both determining the earned award under the 2013 performance shares program and determining the performance targets under the 2016 performance shares program. Similarly, pursuant to the 2015 Incentive Shares Plan and in order to preserve the value of the awards in light of the change in value of Emerson stock resulting from the spin-off, the Committee will appropriately increase the number of Emerson shares awarded to each participant who remains at Emerson. In addition, the earnings per share target under the 2016 program was adjusted to remove the positive impact of the 2015 gain on divestitures.
Stock Options Program. Our stock option awards provide long-term focus and are the primary form of long-term stock compensation for a broader group of key employees. Our stock option awards are issued at no less than fair market value on the date of the award and generally vest over a period of three years. We do not pay dividend equivalents on stock options and do not “reprice” awards. In connection with his promotion, in February 2015, the Committee awarded Mr. Purvis 30,000 stock options. No other stock option awards were made. When the spin-off of the network power business occurs, the Committee anticipates proportionately adjusting the awards to reflect the spin-off in a manner that preserves the value of the awards.
The Committee intends to move to an annual award cycle for stock options in fiscal 2017.
Restricted Stock Program. Our restricted stock program is designed to retain key executives and future leaders of the Company, and participation in the program is highly selective. The Committee views this program as an important management succession planning and retention tool. The objective is to lock in top executives and their potential replacements identified through the succession planning process. Restricted stock, along with stock options, supplement performance shares to achieve the target of long-term compensation in the median range of market compensation, and in some cases may provide compensation above the median range. Restricted stock generally represents 5-20% of the named executive officers’ total compensation. Restricted stock provides participants with dividends and voting rights beginning on the award date. Holders of restricted stock, like other stockholders, would be entitled to the spin-off distribution of the network power business. There is no set frequency of restricted stock awards, and they are granted with long-term cliff vesting periods of up to ten years and no less than three years.
As reported in last year’s proxy statement, in early fiscal 2015 (November 2014), the Committee awarded 160,000 shares of restricted stock to Mr. Farr. The award was structured so that a portion cliff vests in three years and a portion in five years. As discussed above under "CEO Compensation", completion of the strategic portfolio repositioning, succession planning for key executive leadership and retention were key considerations. The Committee believes restricted stock awards help meet the Company’s retention and succession planning needs. In making these awards, the Committee took into account the continued financial success of the Company under Mr. Farr's leadership, his valuable and seasoned experience, and the challenges the Company faces in its efforts to continue its financial success in the future.
Total Compensation
In the Committee’s judgment, Mr. Farr’s total compensation reflects the Company’s performance under his leadership as well as his individual performance, and his total compensation is in the median range of competitive market pay. The combination of the performance share awards, stock option awards and annual cash bonus represents performance based compensation of approximately 63% of Mr. Farr’s total compensation for fiscal 2015, reflecting the grant of restricted stock to Mr. Farr in fiscal 2015. For the other NEOs, the combination of the performance shares, stock option awards and annual cash bonus awarded by the Committee represents performance based compensation for the named executive officers of approximately 75-80% of their total compensation for fiscal 2015. These performance based incentives, and the way we allocate them, reward the named executive officers for the achievement of outstanding long-term Company performance, which builds stockholder value.
The table below illustrates how total compensation for our named executive officers for fiscal 2015 is allocated between performance based and fixed components, how performance based compensation is allocated between annual and long-term components, and how total compensation is allocated between cash and equity components. These percentages are based on annualized total compensation values and do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables.

Fiscal 2015 Total Compensation Mix*
	Percentage of Total Compensation that is:		Percentage of Performance Based Total that is:		Percent of Total Compensation that is:
Name	Performance Based	Fixed	Annual	Long- Term	Cash	Equity
D. N. Farr	63%	37%	18%	82%	20%	80%
E. L. Monser	82%	18%	24%	76%	34%	66%
F. J. Dellaquila	78%	22%	29%	71%	37%	63%
C. A. Peters	77%	23%	28%	72%	37%	63%
E. M. Purvis	78%	22%	30%	70%	41%	59%

___________

*
The percentage ranges in the table above are based on amounts for annualized base salary, annual bonus and long-term compensation (performance shares, stock options and restricted stock). Other forms of compensation that are shown in the Summary Compensation Table were not included. Annualized values for long-term stock compensation as determined by our compensation consultant are based on the fair value at grant of awards annualized over the award cycle for performance shares and stock options and over the vesting terms for restricted stock. The competitive data we use is calculated in the same manner. For purposes of this table, (i) annual bonus, performance shares and stock options are performance based compensation, (ii) performance shares and stock options are long-term, performance based compensation, (iii) base salary and annual bonus are the only forms of cash compensation, and (iv) performance shares, stock options and restricted stock are equity compensation.

Summary Compensation Table Analysis
The Stock Awards and Option Awards columns, and therefore the Total column, in the Summary Compensation Table will fluctuate from year to year. The Stock Awards column reflects the full grant date fair value, as required by SEC rules, of triennial awards made in each year. Performance share awards were made in fiscal 2013 under the 2013 performance share program, and to Mr. Purvis in fiscal 2015 in connection with his promotion. Fiscal 2015 also reflects the restricted stock award to Mr. Farr. These amounts do not correspond to the actual value that will be realized by the named executive officers. The Option Awards column reflects the full grant date value of options awards made in each year. Awards were made to all the named executive officers in fiscal 2014, in connection with our prior three year award cycle, and in fiscal 2015 to Mr. Purvis in connection with his promotion.
The amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table in part reflect the year to year change in the discount rate applicable to pension liabilities. The Compensation Committee has no control over these rates and no changes were made in the method of calculating benefits under the plans for the named executive officers. Mr. Dellaquila’s increase for 2014 was largely attributable to his award of participation in the Company's pension restoration plan. See footnote (4) to the Summary Compensation Table on page 31 for additional detail.
Mr. Farr's total compensation for 2015 is higher than 2014 as a result of the restricted stock award in 2015. For the other named executive officers, total compensation in the Summary Compensation table for 2015 and 2014 is lower than for 2013 primarily as a result of the 2013 performance share awards as discussed above. The three-year average column reflects the average of reported compensation for our named executive officers over our recent triennial award cycle and is a more meaningful comparison.
Going forward, the change to annual awards for performance shares could make the comparison of annual compensation values more consistent.
Alignment with Stockholder Interests
We believe our balanced executive compensation program, coupled with our stock ownership guidelines and “clawback” policy, aligns the interests of our executives with stockholders by encouraging long-term superior performance, without encouraging excessive or unnecessary risk taking.
Our long-standing compensation philosophy is a key component of our history of sustainable growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As shown in the Fiscal 2015 Total Compensation Mix table above, our compensation for our senior management is primarily based on performance over a long-term period. Under the performance shares program, earnings per share and free cash flow performance over a minimum of a three-year performance period is required to earn compensation, which drives long-term decision making, discourages adverse risk taking that may occur due to year-over-year performance measurements, and rewards for growth over the long term. Our restricted stock awards have long vesting terms, up to 10 years cliff vesting, that reward participants for increased value over the vesting terms. Annual cash amounts are limited and subject to Committee discretion, which discourages short-term risk taking.
The significant stock ownership of our named executive officers reflects their commitment to the Company for the long term. Our executive stock ownership guidelines provide that our Chief Executive Officer should generally hold Emerson stock, including share equivalents and shares in retirement accounts and restricted stock, equal to at least five times base salary. For our Chief Financial Officer the amount is three times, and for other named executive officers the amount is one time. Named executive officers generally have five years from the date of becoming named executive officers to meet the guidelines. The Committee has discretion to adjust the guidelines for executives who are age 60 or over. The Compensation Committee monitors the stock ownership of the named executive officers, which substantially exceeds the guidelines. Based on beneficial ownership of Emerson stock, as shown on page 6, and the closing stock price at fiscal year end, the named executive officers’ holdings of Emerson stock are valued at multiples of more than 30 times their respective base salaries, except for Mr. Purvis, who recently became an executive, for whom the multiple was 15. While we do not have a specific policy regarding a holding period for equity awards, our stock trading policy requires elected Company officers to obtain written permission from the Chief Executive Officer and one other senior executive before engaging in transactions in Emerson stock. This has resulted in significant long-term stock ownership by our executives.
Our clawback and anti-hedging policies further align the interests of our executives with stockholders. Under our clawback policy, our Board may in certain cases reduce or cancel, or require recovery of, any executive officer’s annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such award should be adjusted because that executive officer has engaged in intentional misconduct that has led to a material restatement of the Company’s financial statements. In addition, our 2015 Incentive Shares Plan includes additional clawback provisions covering any new SEC rulemaking. Under our anti-hedging policy, our executives (as well as our Directors) are prohibited from engaging in the following transactions (which could hedge or offset decreases in the market value of our common stock): short selling, put or call options, forward sale or purchase contracts, equity swaps and exchange funds.
The Company also has a policy prohibiting future pledging of Company shares as collateral for a loan by any Company Directors or elected officers.

Severance, Executive Termination and Retirement
Emerson does not have employment agreements, severance agreements, or golden parachute agreements with the named executive officers. The terms of all executive terminations and retirements are determined individually based on specific facts and circumstances at the time of such events, and not on formulaic rules, and are approved by the Committee. We follow these general principles:

•	We do not pay lump sum, non-forfeitable cash severance payments.

•	Departing executives sign extended non-competition, non-solicitation and confidentiality agreements, or reaffirm existing agreements on these matters.

•
As permitted under stockholder-approved plans, departing plan participants, including named executive officers, may have additional time to exercise stock options. However, the additional time cannot exceed the time permitted in the original grants.

•
The Committee may also allow continuation (without accelerated vesting) of previously granted long-term performance shares or restricted stock awards, which would be paid if and when the Company achieves specified performance targets or time vesting requirements are met.

•	Executives forfeit these awards if they breach their non-competition, non-solicitation or confidentiality agreements.
In 2006, the Committee adopted an Executive Officer Severance Policy, reflecting these principles. The Executive Officer Severance Policy also provides that the Company shall not implement individual severance or change of control agreements providing certain benefits (as described in the Policy) to any of the named executive officers in excess of 2.99 times the sum of the officer’s then current base salary and most recently earned cash bonus without stockholder ratification. The Executive Officer Severance Policy can be found on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance.
Change of Control
Emerson has no employment agreements, severance agreements or golden parachute agreements with the named executive officers. If a change of control occurs, subject to our double trigger change of control provisions, we protect all employees who participate in long-term stock plans, the Savings Investment Restoration Plan and the Pension Restoration Plan as described under “Potential Payments Upon Termination or Change of Control” at page 39 below. To provide this protection, when triggered, we generally accelerate vesting of stock awards and pay accrued benefits under the Savings Investment Restoration Plan and the Emerson Pension Restoration Plan. We do not credit additional years of service under any plans, or continue medical or other benefits. We do not make additional cash payments related to stock compensation plans, although stock awards under our prior stock option and incentive shares plans vest upon a change of control. We do not increase payouts to cover payment of taxes and do not provide tax gross-ups.
Our 2011 Stock Option Plan includes a “double trigger” for vesting following a change of control. In addition, our recently approved 2015 Incentive Shares Plan, and awards under the 2016 performance shares program for the NEOs, also include a "double trigger” provision for vesting following a change of control.
In early fiscal 2016, for benefits accrued after 2005, the Company amended the Emerson Electric Co. Pension Restoration Plan (the “Plan”) to conform the assumptions used in calculating the lump sum payable upon a change in control to the assumptions used by the Company to accrue liabilities with respect to the Plan. Under the amended Plan, the lump sum payment would be determined based on (1) an assumed commencement age of the later of age 65 or the Participant’s age on the date of the lump sum payment and (2) the discount rate and mortality assumptions used for financial reporting purposes with respect to U.S.

retirement plans as set forth in the Company’s Annual Report on Form 10-K that most recently precedes the date of the lump sum payment. Prior to the amendment, the lump sum payment calculation assumed an interest rate of 6.5% and the UP84 mortality table. The plan was also amended to allow participants to elect a lump sum payment as the form of payment, to provide for death benefits to the estate of a participant who dies while employed without a spouse, and to clarify that in the event of a change of control, all accrued benefits become fully vested and paid out in a lump sum to participants who are retired, not just to plan participants who are current employees.
Security and Perquisites
We provide security services to help ensure the safety of all employees while they are on Company business. Due to increased security risks that are inherent in senior executive positions, we provide the NEOs with residential security monitoring and personal security as needed. The Company’s security policy and the Board of Directors require that the Chairman and Chief Executive Officer use the Company aircraft for all business and personal travel. We believe that this practice promotes business efficiency and safety. The Company also provides limited personal use of Company aircraft outside of the security program requirements to the NEOs. All NEOs reimburse the Company at first class rates for personal use. The Company also provides leased cars, which are an important recruiting and retention tool; club memberships, which allow our executives to conduct business in a more informal environment; and financial planning, which allow our executives to focus more on business responsibilities. These are long-standing perquisites which assist in retaining and attracting executives and which we believe are similar to those often provided to executives at other similarly-sized companies. Named executive officers and other employees may receive Company tickets for sporting or other events. The Committee reviews these perquisites annually. Total perquisite costs and related information appear in the Summary Compensation Table at page 31 below. The Company does not provide any reimbursement for taxes on perquisites provided to its named executive officers.
Other Benefits
The named executive officers are eligible for medical, life and disability insurance, and other Company-provided benefits that are generally available to all other employees, including the Company’s charitable matching gifts program. Retirement plans for U.S. employees may be qualified defined-benefit pension plans, 401(k) plans and/or profit-sharing plans as determined by each business unit’s competitive market. The Company maintains a defined-benefit pension plan for a majority of U.S. employees. The following benefits are available to the named executive officers:

•
A qualified 401(k) savings plan and a nonqualified savings plan which allows participating executives to defer up to 20 percent of their cash compensation and continue to receive the Company match after they reach the Internal Revenue Service (“IRS”) qualified plan limits.

•
A qualified defined-benefit pension plan and a nonqualified defined-benefit pension plan (the “Pension Restoration Plan”) which provides benefits based on the qualified plan without regard to IRS limits, but does not provide additional credited years of service. Participation in the Pension Restoration Plan is by award and based on the executive’s individual contributions and long-term service to the Company.

•	Term life insurance coverage.

•	A voluntary annual physical paid for by the Company.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s other named executive officers, other than the Chief Financial Officer, who are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). The Company’s incentive compensation plans are designed to qualify under Internal Revenue Code Section 162(m) to ensure tax deductibility. However, time-based restricted stock awards do not qualify under Section 162(m) and the Committee retains the flexibility to design and administer compensation programs that are in the best interests of Emerson and its stockholders.
Annual bonuses for our named executive officers are discretionary, subject to maximum bonus amounts based on the achievement of the Section 162(m) performance objectives established by the Committee annually. These objectives are selected by the Committee from among the performance objectives in the annual incentive plan but are not communicated to participants as individual performance targets. For fiscal 2015, the performance objective was earnings per share. Based on fiscal 2015 performance, the maximum amount of bonus that could be paid to each covered named executive officer was as follows: D. N. Farr-$6.0 million; E. L. Monser-$3.4 million; C.A. Peters-$2.5 million; and E. M. Purvis-$2.5. The Committee may exercise “negative discretion” to reduce the award based on an assessment of Company and individual performance. We have also adopted amendments to our compensation plans to comply with the requirements of Internal Revenue Code Section 409A, which requires that nonqualified deferred compensation arrangements must meet specific requirements.
In accordance with FASB ASC Topic 718, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated grant date fair value, or subsequently, depending on the terms of the award. FASB ASC Topic 718 has not resulted in any significant changes in our compensation program design.
Equity Compensation Grant Practices
The Committee approves all grants of equity compensation, including performance shares, stock options and restricted stock, to executive officers of the Company, as defined in Section 16 of the Exchange Act. All elements of executive officer compensation are reviewed by the Committee annually at its October or November meetings. Generally, the Company’s awards of performance shares, stock options and restricted stock are made at those meetings, but may be made at other meetings of the Committee. The Committee meeting date, or the next business day if the meeting falls on a non-business day, is the grant date for stock option, performance share and restricted stock awards. The Company may also make awards of stock options in connection with acquisitions or promotions, or for retention purposes. Under the Company’s stock option plans, the Committee may delegate to the Company’s CEO the authority to grant stock options to any employees of the Company other than executive officers of the Company as that term is defined in Section 16 of the Exchange Act. The Committee has exercised this authority and delegated to the CEO the ability to make stock option grants (1) to employees other than corporate officers and business unit Presidents, subject to the Committee’s prior approval of the aggregate number of options awarded, and (2) in connection with retention, promotion and acquisitions, which he uses on an infrequent basis. This delegation of authority does not extend to executive officers or other officers who are subject to the Company’s trading blackout policy.

Compensation Committee Report
The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that serves the interests of the Company and its stockholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” at page 10 above.
Management of the Company has prepared the Compensation Discussion and Analysis describing the Company’s compensation program for senior executives, including the named executive officers. See “Compensation Discussion and Analysis” beginning on page 18 above. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal 2015 (included in this proxy statement) with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the fiscal year ended September 30, 2015, for filing with the Securities and Exchange Commission.

Compensation Committee R. L. Stephenson, Chair C. A. H. Boersig W. R. Johnson M. S. Levatich J. W. Prueher

Summary Compensation Table
The following information relates to compensation received or earned by our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers for the last fiscal year (the “named executive officers” or "NEOs").

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Three Year Average ($)(6)
D. N. Farr	2015	1,300,000	1,800,000	10,335,200	—	1,439,000	439,613	15,313,813	16,714,008
Chairman of the Board and	2014	1,300,000	1,800,000	—	2,966,000	2,985,000	458,258	9,509,258	15,062,777
Chief Executive Officer(7)	2013	1,300,000	2,000,000	21,556,450	—	—	462,502	25,318,952	16,155,225

E. L. Monser	2015	720,000	1,000,000	—	—	736,000	143,073	2,599,073	5,559,919
President	2014	700,000	990,000	—	1,779,600	698,000	193,264	4,360,864	5,604,923
	2013	675,000	900,000	7,714,940	—	214,000	215,880	9,719,820	5,345,325

F. J. Dellaquila	2015	620,000	1,000,000	—	—	898,000	115,678	2,633,678	5,717,729
Executive Vice President and	2014	600,000	950,000	649,600	1,483,000	3,282,000	133,012	7,097,612	5,580,786
Chief Financial Officer	2013	575,000	850,000	5,899,660	—	—	97,238	7,421,898	4,045,161

C. A. Peters	2015	655,000	965,000	—	—	915,000	168,787	2,703,787	5,084,338
Senior Executive Vice	2014	635,000	925,000	—	1,483,000	1,094,000	199,272	4,336,272	5,208,301
President(7)	2013	610,000	840,000	6,622,285	—	—	140,670	8,212,955	4,954,564

E. M. Purvis	2015	609,562	800,000	833,700	347,700	91,000	304,770	2,986,732	N/A
Executive Vice President and
Chief Operating Officer (8)

 ___________________

(1)	Represent bonus amounts paid after the end of the fiscal year with respect to that fiscal year’s performance.

(2)
The amounts relate to awards of performance shares to all NEOs in 2013, performance shares to Mr. Purvis in 2015, and restricted stock to Mr. Farr in 2015, Mr. Dellaquila in 2014 and Mr. Peters in 2013. See the Grants of Plan-Based Awards table at page 33 below for information on awards granted in fiscal 2015. The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that will be realized by the named executive officers. For performance share awards granted in 2013 and, with respect to Mr. Purvis, 2015, the grant date fair value included assumes that the target award is earned with the values shown in the table for each year, except with respect to Mr. Peters for whom the value is $5,899,660 for 2013. If the maximum payout is earned, the number of performance shares paid out would be 115% of the awarded shares, which would have amounted to the following grant date fair values: Mr. Farr-$24,789,918; Mr. Monser-$8,872,181; Mr. Dellaquila-$6,784,609; Mr. Peters-$6,784,609; and Mr. Purvis-$958,755. See Note 14 to the Company’s fiscal 2015 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718.

(3)
The amounts relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized upon exercise by the named executive officers. See Note 14 to the Company’s fiscal 2015 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718.

(4)
For each year, includes the aggregate change in the actuarial present value of the named executive officers' accumulated benefits under the Company’s defined benefit pension plans. For fiscal 2014, amounts shown in part reflect higher values associated with a decrease in the applicable discount rate in that year. For fiscal 2014, the amount for Mr. Dellaquila reflects his award of participation in the Company's pension restoration plan. For fiscal 2013, the applicable discount rate used to value pension plan liabilities was increased, which negatively affected the actuarial present values, resulting in a decrease in value for certain participants. Pursuant to applicable regulations, does not include the following negative amounts relating to the change in actuarial present value in 2013: Mr. Farr-($562,000); Mr. Dellaquila-($7,000); and Mr. Peters-($159,000). In none of the fiscal years were changes made in the method of calculating plan benefits for the named executive officers.

(5)	Includes the following amounts for 2015:

Name	Perquisites(a)	Savings Plan(b)	Life Insurance(c)	Charitable Match(d)	Other(e)	Total(f)
D. N. Farr	$334,705	$77,500	$17,408	$10,000	—	$439,613
E. L. Monser	$62,572	$42,729	$27,772	$10,000	—	$143,073
F. J. Dellaquila	$49,854	$39,229	$16,595	$10,000	—	$115,678
C. A. Peters	$101,991	$39,479	$17,317	$10,000	—	$168,787
E. M. Purvis	$75,096	$30,479	$14,195	$10,000	$175,000	$304,770

(a)
The perquisites provided are: tax and financial planning, leased Company car, club fees, annual physical, tickets for sporting or other events and costs related to personal security provided to each of the named executive officers under the Company’s security program. The Company’s security program and the Board of Directors require that the Chairman and Chief Executive Officer use Company aircraft for all business and personal air travel. For each year, Mr. Farr reimbursed the Company for personal air travel at first class rates. The Company also provides limited personal use of Company aircraft outside of the security program requirements to the named executive officers, who reimburse the Company at first class rates. Amounts for personal use of Company aircraft represent the incremental cost to the Company, calculated based on the variable operating costs per hour of operation, which include fuel costs, maintenance, and associated travel costs for the crew, less any reimbursements. For Messrs. Farr, Peters and Purvis, the incremental amounts of personal use of Company aircraft were $259,313, $50,743 and $56,192, respectively, which are included in the perquisites amounts above.

(b)	Contributions by the Company for the named executive officers to the Company’s savings plans.

(c)	Premiums paid by the Company on behalf of the named executive officers for term life insurance.

(d)	Matching contributions under the Company’s charitable matching gifts program which matches charitable gifts of up to $10,000 for all employees of the Company.

(e)
Represents the first of two payments of $175,000 in April 2015 under a retention award made to Mr. Purvis in October 2013, prior to his becoming an NEO. The remaining payment of $175,000 will be paid in January 2016. The award requires continuous employment through the payment dates and contains a clawback provision that may require any payments to be returned if Mr. Purvis terminates employment for any reason within one year of such payments. The award is subject to noncompetition and nonsolicitation provisions.

(f)	None of these amounts was grossed up for taxes.

(6)	This number is the arithmetic average of total compensation for the three years displayed in the table and prior year summary compensation tables.

(7)	Messrs. Farr and Peters do not receive any separate compensation for service as Directors.

(8)	Mr. Purvis became Chief Operating Officer in February 2015.

Grants of Plan-Based Awards
The following table provides information about equity awards granted to the named executive officers in fiscal 2015. Other than for Mr. Purvis, there are no amounts in the table under “Estimated Future Payouts Under Equity Incentive Plan Awards” because there were no performance share awards granted to the other named executive officers in fiscal 2015.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold (#)	Target (#)	Maximum (#)
D. N. Farr	11/4/2014	N/A	N/A	N/A	160,000			10,335,200
E. L. Monser		N/A	N/A	N/A
F. J. Dellaquila		N/A	N/A	N/A
C. A. Peters		N/A	N/A	N/A
E. M. Purvis	2/2/2015	N/A	15,000(5)	17,250(5)				833,700
	2/2/2015					30,000	58.97	347,700
 ___________________

(1)
Includes restricted stock granted in fiscal 2015 under the 2006 Incentive Shares Plan which cliff vests over 3 years (60,000 shares) and 5 years (100,000 shares) for Mr. Farr, respectively, from the date of grant. Please see “Restricted Stock Program” at page 26 above for additional information regarding restricted stock awards.

(2)	Grant of qualified and nonqualified stock options, vesting over 3 years, under the 2011 Stock Option Plan.

(3)	Under our 2011 Stock Option Plan, the exercise price is based on the closing price of the Company's common stock on the date of grant.

(4)
Includes the grant date fair value of awards of restricted stock, performance shares and stock options computed in accordance with FASB ASC Topic 718, applying the same valuation model and assumptions applied for financial reporting purposes. These amounts do not correspond to the actual value that will be realized by the named executive officers. For performance awards, the grant date fair value included assumes the target award is earned. Amounts expensed for performance share awards in the Company's annual financial statements during the performance period reflect the grant date fair value of the award expensed over the performance period, adjusted to current value each year, which varies depending upon stock price and the probability that targets will be reached, and therefore will generally not be equal to the grant date fair value reported above. For restricted stock and stock options, the aggregate amount that the Company would expense in its yearly financial statements over the vesting period is equal to the grant date fair value reported above. See Note 14 to the Company’s fiscal 2015 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts.

(5)
Includes a performance shares award granted to Mr. Purvis in February 2015, prior to the approval of the 2015 Incentive Shares Plan, in connection with his promotion to Chief Operating Officer under the 2013 performance shares program (under our 2006 Incentive Shares Plan), which are subject to the achievement of the financial target for the performance period ending September 30, 2016. The target and maximum number of shares that can be earned under these awards are shown in these columns. Participants can earn up to a maximum of 115% of the awarded performance share units, regardless of the extent to which actual Company performance exceeds the targets. Under the 2013 performance shares program, 60% of any earned performance share units will be paid at the end of the four-year performance period, and the remaining 40% will be paid one year later subject to continued service. See “Performance Shares Program” at page 24 above for additional information regarding the program and additional detail on performance shares.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the holdings of stock options, performance shares and restricted stock by our named executive officers at the end of fiscal 2015. This table includes unexercised stock options, unvested restricted stock and performance shares with performance conditions or service requirements that had not yet been satisfied.

	Option Awards					Stock Awards
Name	Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Date of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
D. N. Farr	10/1/07	190,713		53.8350	10/1/2017	(3)	420,000(3)	18,551,400
	10/4/10	250,000		53.3100	10/4/2020	10/1/12			475,000	20,980,750
	10/1/13	66,666(2)	133,334(2)	65.0700	10/1/2023

E. L. Monser	10/1/07	100,000		53.8350	10/1/2017	(3)	25,000(3)	1,104,250
(6)	2/19/09	80,000		30.0250	2/19/2019
	10/4/10	130,000		53.3100	10/4/2020	10/1/12			170,000	7,508,900
	10/1/13	40,000(2)	80,000(2)	65.0700	10/1/2023

F. J. Dellaquila	10/1/07	15,000		53.8350	10/1/2017	(3)	55,000(3)	2,429,350
	2/19/09	15,000		30.0250	2/19/2019
	10/4/10	95,000		53.3100	10/4/2020
	10/1/13	33,333(2)	66,667(2)	65.0700	10/1/2023	10/1/12			130,000	5,742,100

C. A. Peters	10/1/07	100,000		53.8350	10/1/2017	(3)	80,000(3)	3,533,600
	10/4/10	120,000		53.3100	10/4/2020
	10/1/13	33,333(2)	66,667(2)	65.0700	10/1/2023	10/1/12			130,000	5,742,100

E. M. Purvis	10/1/07	15,000		53.8350	10/1/2017	(3)	30,000(3)	1,325,100
	5/6/08	10,000		55.3200	5/6/2018
	10/4/10	40,000		53.3100	10/4/2020	10/1/12			85,000	3,754,450
	10/1/13	13,333(2)	26,667(2)	65.0700	10/1/2023	2/2/15			15,000	662,550
	2/2/15		30,000(2)	58.9700	2/2/2025

 ___________________

(1)	Consists of stock options granted under the Company’s stock option plans.

(2)	The options become exercisable in three equal annual installments beginning one year after the date of grant.

(3)	Consists of restricted stock for each of the named executive officers which vests as follows:

Name	Number of Shares	Vesting Term (in years)	Grant Date	Vesting Date
D. N. Farr	80,000	5	10/4/2010	10/4/2015
	80,000	6	10/3/2011	10/3/2017
	60,000	3	11/4/2014	11/4/2017
	100,000	10	10/7/2008	10/7/2018
	100,000	5	11/4/2014	11/4/2019
E. L. Monser	10,000	8	10/1/2007	10/1/2015
	10,000	7	10/7/2008	10/7/2015
	5,000	5	10/3/2011	10/3/2016
F. J. Dellaquila	15,000	5	10/3/2011	10/3/2016
	10,000	10	10/7/2008	10/7/2018
	20,000	10	10/5/2009	10/5/2019
	10,000	8	10/1/2013	10/1/2021
C. A. Peters	40,000	10	10/4/2005	10/4/2015
	5,000	5	10/3/2011	10/3/2016
	20,000	10	10/7/2008	10/7/2018
	15,000	8	10/1/2012	10/1/2020
E. M. Purvis	20,000	10	10/1/2007	10/1/2017
	10,000	10	10/3/2011	10/3/2021

(4)	Based on the closing market price of the Company’s common stock of $44.17 on September 30, 2015.

(5)
Consists of performance share awards under the 2013 performance shares program (under our 2006 Incentive Shares Plan), which are subject to the achievement of the financial target for the performance period ending September 30, 2016. The target number of shares that can be earned under these awards are shown in this column. Participants can earn up to 115% of the target. Under the 2013 performance shares program, 60% of any earned performance share units will be paid at the end of the four-year performance period, and the remaining 40% will be paid one year later, subject to continued service. See “Performance Shares Program” at pages 24-26 above for additional information regarding the program and additional detail on performance shares.

(6)
The economic interests in one-half of the equity awards identified were transferred to Mr. Monser’s ex-wife in fiscal 2015 pursuant to a domestic relations order and are held by Mr. Monser for her benefit. Mr. Monser did not receive any proceeds or realize any specific dollar value upon the transfer and none of the awards transferred had vested or been earned as of the transfer date or during fiscal 2015. Therefore, no values are presented in the Option Exercises and Stock Vested table with respect to such awards.

Option Exercises and Stock Vested
The following table provides information for fiscal 2015 for our named executive officers on (1) stock option exercises during fiscal 2015, including the number of shares acquired on exercise and (2) vesting of restricted stock, and, in each case, the values realized therefrom.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
D. N. Farr	9,287	28,465	80,000(2)	4,998,400
E. L. Monser (4)	—	—	20,000(2)	1,297,500
F. J. Dellaquila	—	—	—	—
C. A. Peters	—	—	—	—
E. M. Purvis	—	—	—	—
 __________________________________

(1)
Values for stock options represent the difference between the exercise price of the options and the market price of the Company’s common stock at exercise, based on the average of the high and low market prices on the day of exercise.

(2)	Represents the vesting of 80,000 and 20,000 shares of restricted stock with vesting terms of 5 and 8 years, respectively.

(3)
Values realized for restricted stock described in footnote (2) above reflect the market value based on the average of the high and low market prices on the date of vesting, which was October 5, 2014 for Mr. Farr and November 7, 2014 for Mr. Monser, respectively.

(4)	See footnote (6) to the Outstanding Equity Awards at Fiscal Year End table.

Pension Benefits
Below is information on the pension benefits for the named executive officers under each of the following pension plans.
Emerson Retirement Plan
The Emerson Electric Co. Retirement Plan is a tax-qualified retirement program that covered approximately 65,000 participants as of September 30, 2015. As applicable to the named executive officers, the plan provides benefits based primarily on a formula that considers the highest consecutive five-year average of the executive’s annual cash earnings (final average earnings). Earnings for this plan include base salary plus bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($260,000 for fiscal 2015).
The formula provides an annual benefit accrual for each year of service of 1.0% of final average earnings up to “covered compensation” and 1.5% of final average earnings in excess of “covered compensation,” limited to 35 years of service. When the employee has attained 35 years of service, the annual accrual is 1.0% of final average earnings. “Covered compensation” is based on the average of Social Security taxable wage bases, and varies per individual based on Social Security retirement age. A small portion of the accrued benefits payable from the Emerson Retirement Plan for Messrs. Farr and Peters includes benefits determined under different but lesser pension formulas for periods of prior service at various Company business units.
The accumulated benefit that an employee earns over his or her career with the Company is payable upon retirement on the basis of an annuity on a monthly basis for life with a guaranteed minimum term of five years. The normal retirement age is defined for this plan as 65. Employees are eligible to retire early under the plan once they have attained age 55 and 10 years of service. As of September 30, 2015, Messrs. Farr, Monser, Dellaquila, Peters and Purvis have met the eligibility requirements for early retirement under the Plan. In the event the employee retires before normal retirement age, the accrued benefit is reduced for the number of years prior to age 65 that the benefit commences (4% for each of the first 5 years that retirement precedes age 65, and 5% for each additional year). Employees vest in their accrued benefit after 5 years of service. The Plan provides for spousal joint and survivor annuity options. No employee contributions are required.
Benefits under the Emerson Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code (which in fiscal 2015 is $210,000 per year for a single life annuity payable at an IRS-prescribed retirement age). This ceiling may be actuarially adjusted in accordance with IRS rules for items such as other forms of distribution and different annuity starting dates.

Emerson Pension Restoration Plan
The Emerson Electric Co. Pension Restoration Plan is a non-qualified plan that is an unfunded obligation of the Company. Benefits are payable from the Company’s general operating funds. Participation in, and benefits payable from, the Plan are by award, subject to the approval of the Compensation Committee. With respect to a participant who terminates employment with a vested retirement benefit, then at age 65 or later termination of employment, the Plan will provide a benefit based on the same final average earnings formula as described above for the Emerson Retirement Plan, for all years of service at Emerson, and without regard to the IRS-prescribed limitations on benefits and compensation as described in the Emerson Retirement Plan. The benefit payable from the Pension Restoration Plan is reduced by the benefit received from the Emerson Retirement Plan. Benefits payable from the Pension Restoration Plan are generally payable in the same annuity form as the benefits paid from the Emerson Retirement Plan, provided that in certain circumstances a participant or a participant's beneficiary may be eligible to receive a lump sum payment. If a named executive officer is terminated for cause or engages in actions that adversely affect the Company, then the benefits may be forfeited. No pension benefits were paid to any of the named executive officers during fiscal 2015. In early fiscal 2016, for benefits accruing after 2004, the Plan was amended to conform the assumptions used in calculating lump sums payable under the Plan to the discount rate and mortality assumptions used by the Company to accrue liabilities with respect to U.S. retirement plans for financial reporting purposes, as set forth in the Company's Annual Report on Form 10-K. The plan was also amended to allow participants to elect a lump sum payment as the form of payment, to provide for death benefits to the estate of a participant who dies while employed without a spouse, and to clarify that in the event of a change of control, all accrued benefits become fully vested and paid out in a lump sum to participants who are retired, not just to plan participants who are current employees. See “Change of Control” at pages 28-29 above for more information regarding the changes made to the Pension Restoration Plan.
The amounts reported in the table below equal the present value of the accumulated benefit at September 30, 2015 for the named executive officers under each plan based upon the assumptions described in footnote (2).
Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
D. N. Farr	Emerson Electric Co. Retirement Plan Emerson Electric Co. Pension Restoration Plan	35 35	$1,278,000 $19,139,000	— —
E. L. Monser	Emerson Electric Co. Retirement Plan Emerson Electric Co. Pension Restoration Plan	14 14	$652,000 $3,662,000	— —
F. J. Dellaquila	Emerson Electric Co. Retirement Plan Emerson Electric Co. Pension Restoration Plan	24 24	$821,000 $3,962,000	— —
C. A. Peters	Emerson Electric Co. Retirement Plan Emerson Electric Co. Pension Restoration Plan	39 39	$1,228,000 $6,394,000	— —
E. M. Purvis	Emerson Electric Co. Retirement Plan	32	$110,000	—
______________

(1)
The number of years of service credited under the plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements for the last completed fiscal year. Mr. Monser has 34 years of service with the Company, but only 14 years of credited service under our Retirement Plan as he previously participated in a subsidiary profit sharing plan.

(2)
The accumulated benefit is based on service and earnings (as described above) considered by the plans for the period through September 30, 2015. The present value has been calculated assuming the accumulated benefit as of September 30, 2015 commences at age 65 under the stated form of annuity. In addition, the present value of the Emerson Pension Restoration Plan benefit assumes that the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions described in Note 10 to the Company’s fiscal year 2015 financial statements in the Company’s Annual Report on Form 10-K. Specifically, the interest assumption is 4.35% and the post-retirement mortality assumption is based on the RP-2014 Mortality Table with future mortality improvements.

Nonqualified Deferred Compensation
The Emerson Electric Co. Savings Investment Restoration Plan (“Savings Investment Restoration Plan”) is a nonqualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Emerson Electric Co. Employee Savings Investment Plan, the Company’s qualified 401(k) plan (the “ESIP”), but could not be provided due to Internal Revenue Code (“IRC”) qualified plan compensation limits.
Participants in the Savings Investment Restoration Plan are designated by the Compensation Committee. Under the plan, participants may elect to defer up to 20% of compensation and the Company will make matching contributions for participants who elect to defer at least 5% of compensation in an amount equal to 50% of the first 5% of those deferrals (but not to exceed 2.5% of compensation less the maximum matching amount the participant could have received under the ESIP). Compensation generally includes cash pay (base salary plus annual cash bonus) received by a participant, including employee ESIP contributions, and excludes any reimbursements, payments under incentive shares plans, stock option gains, any other stock-based awards and any severance payments. Amounts deferred under the plan (which are 100% vested) will be credited with returns based on the same investment alternatives selected by the participant under the ESIP, which include an Emerson common stock fund and more than 20 other mutual fund investment alternatives. The Company matching contributions vest 20% each year for the first 5 years of service, after which the participant is 100% vested. The matching contributions are credited to a book-entry account reflecting units equivalent to Emerson stock. There are no “above-market earnings” as all earnings are market-based consistent with the investment funds elected. All deferred amounts and the Company matching contributions are accounted for on the Company’s financial statements and are unfunded obligations of the Company which are paid in cash when benefit payments commence.
Generally, distribution of vested account balances occurs no later than one year following termination of employment in a lump sum. Upon retirement, or in other certain instances, participants may receive their account balances in up to ten equal annual installments, if previously elected. Unvested matching contributions shall be fully vested in the event of (i) retirement with the approval of the Compensation Committee on or after the age of 55, (ii) death or disability, (iii) termination of the plan, or (iv) a change of control of the Company. All or a portion of any participant’s vested account balance may be distributed earlier in the event of an unforeseeable emergency, if approved by the Compensation Committee. For amounts deferred or vested as of December 31, 2004, a participant may receive a distribution of after-tax deferrals upon 30 days notice.
Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
D. N. Farr	182,625	69,700	(577,056)	—	7,077,783
E. L. Monser	136,733	34,929	(122,467)	—	2,188,876
F. J. Dellaquila	168,220	31,429	(7,482)	—	2,941,530
C. A. Peters	78,958	31,679	(222,293)	—	2,610,038
E. M. Purvis	121,917	22,679	(10,382)	—	585,522
 __________________________

(1)
Includes amounts contributed by each named executive officer and by the Company, respectively, to the Savings Investment Restoration Plan. Executive and Company contributions in the last fiscal year have been included in the Salary and All Other Compensation columns, respectively, of the Summary Compensation Table.

(2)	Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(3)
Includes amounts reported as compensation for the named executive officers in the Summary Compensation Table for previous years. For fiscal 2015, the amounts referred to in footnote (1) above are included in the Summary Compensation Table as described. The following aggregate amounts of executive and Company contributions were included in the Summary Compensation Table for fiscal 2014 and 2013, respectively (with the Company portion of the aggregate amount in parentheses): Mr. Farr-$239,850 ($74,850), $232,344 ($72,448); Mr. Monser-$160,308 ($32,391), $152,546 ($30,606); Mr. Dellaquila-$187,959 ($28,574), $168,318 ($26,849); and Mr. Peters-$102,897 ($29,199), $98,203 ($27,734). For prior years, all amounts contributed by a named executive officer and by the Company in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were required to be reported in such tables.

Potential Payments Upon Termination or Change of Control
As described in the Compensation Discussion and Analysis beginning on page 18, the named executive officers do not have any written or oral employment agreements with the Company and have no other agreements that contain severance or “golden parachute” provisions.
The information below generally describes payments or benefits under the Company’s compensation plans and arrangements that would be available to all participants in the plans, including the named executive officers, in the event of the participant’s termination of employment or of a Change of Control of the Company. Any such payments or benefits that a named executive officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to the Company’s employees on similar terms are not described.
Conditions and Obligations Applicable to Receipt of Termination/Change of Control Payments
In the event of any termination or Change of Control, all executives participating in stock options, performance shares, restricted stock or the Pension Restoration Plan have the following obligations to the Company.
Stock Options. Named executive officers awarded stock options are obligated to maintain the confidentiality of Company information, to assign to the Company intellectual property rights, and, during and for one year after termination of employment, not to compete with, or solicit the employees of, the Company.
Performance Shares and Restricted Stock. Named executive officers awarded performance shares or restricted stock are obligated not to compete with, or solicit the employees of, the Company during and for two years after termination of employment.
Pension Restoration Plan. If any participating named executive officer is discharged for cause, enters into competition with the Company, interferes with the Company’s relations with a customer, or engages in any activity that would result in a decrease in or loss of sales by the Company, the named executive officer’s rights to benefits under this Plan will be forfeited, unless the Compensation Committee determines that the activity is not detrimental to the Company’s interests.
Additionally, upon retirement and involuntary termination, named executive officers generally execute letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.
Payments Made Upon Retirement
Upon retirement, the Company’s compensation plans and arrangements provide as follows:

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•
Upon retirement (as determined by the Committee), all unvested stock options held for at least 12 months before retirement would vest, and all unexercised options could be exercised for a period of up to five years after retirement, but no longer than the original option term;

•
Upon retirement after age 65, the named executive officer would receive a prorated payout of performance shares, as reasonably determined by the Compensation Committee, subject to satisfaction of pre-established performance conditions, to be paid after the end of the applicable performance period. Before age 65, the Compensation Committee has the discretion to determine whether the named executive officer would receive a prorated, other or no payout of performance shares, which payout would be made after the performance period, subject to the satisfaction of performance conditions;

•
The Compensation Committee has the discretion to determine whether to allow the named executive officer to continue to vest in restricted stock following retirement, or to reduce the vesting period (to not less than three years);

•
If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account if retirement occurs with the approval of the Compensation Committee on or after age 55; and

•
Under the Company’s Pension Restoration Plan, a named executive officer’s benefit commences after age 65 (or retirement, if later) and is paid in the form of an annuity on a monthly basis (no lump sum distributions). Beginning in 2016, participants may elect a lump sum distribution.

Payments Made Upon Death or Disability
Upon death or total disability, the Company’s compensation plans and arrangements provide as follows:

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•
All unvested stock options would vest immediately, and all unexercised options could be exercised for a period of up to one year after death, but no longer than the original option term. Upon termination due to disability, the named executive officer generally would have up to one year, but no longer than the original option term, to exercise any previously vested options (no accelerated vesting). For stock options granted under the 2011 Stock Option Plan, upon termination due to disability, all unvested stock options would immediately vest and be exercisable for a period of up to one year, but no longer than the original term;

•
The Compensation Committee has the discretion to determine whether the named executive officer would receive full, partial or no payout of performance shares, subject to satisfaction of pre-established performance conditions;

•
Awards of restricted stock will be prorated for the period of service during the restriction period and distributed free of restriction at the end of the vesting period and the Compensation Committee has the discretion to determine whether to reduce the vesting period to not less than three years;

•	If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account;

•
Upon the death of a named executive officer participating in the Pension Restoration Plan, the surviving spouse would receive, in the form of an annuity payment on a monthly basis, commencing at the named executive officer's earliest retirement date, benefits equal to 50% of the actuarially equivalent accrued benefit. Beginning in 2016, the estate of a single person who dies while employed will receive a lump sum benefit as of the date of death which is actuarially equivalent to the annuity that the surviving spouse of a married person would receive. Upon termination due to disability, benefits would start when the named executive officer reaches age 65 (or termination, if later) and be paid in the form of an annuity on a monthly basis. Beginning in 2016, participants may elect a lump sum distribution; and

•	Upon a named executive officer’s death, the beneficiaries would receive proceeds from term life insurance provided by the Company.
Payments Made Upon Other Termination
If the named executive officer’s employment terminates for a reason other than as described above (i.e., voluntary termination, termination for cause or involuntary termination), he or she would only receive:

•	Payment of the vested portion of the named executive officer’s Savings Investment Restoration Plan account, which payment would be made after termination, in a single lump sum.
Under the Company’s compensation plans and arrangements, the Compensation Committee may also, in its discretion, determine whether any of the additional payments or benefits described below would be paid to the named executive officer. However, this exercise of discretion is unlikely to result in the payment of any additional benefits in the case of voluntary quit or termination for cause.

•	The Compensation Committee has the discretion to determine whether any annual cash bonus award, or any part of it, would be paid, subject to satisfaction of pre-established performance conditions;

•
If termination occurs with Company consent, the Compensation Committee may permit the named executive officer to have up to three months after termination, but no longer than the original option term, to exercise any previously vested stock options;

•
The Compensation Committee has the discretion to determine whether the named executive officer would receive full, partial or no payout of performance shares, subject to satisfaction of pre-established performance conditions;

•
The Compensation Committee has the discretion to determine whether to allow the named executive officer to continue to vest in restricted stock following termination, or to reduce the vesting period (to not less than three years); and

•
A named executive officer participating in the Pension Restoration Plan would be eligible to receive his or her vested benefits starting after age 65 (or upon termination, if later), paid in the form of an annuity on a monthly basis. If a named executive officer is terminated for cause or engages in actions that adversely affects the Company, then the benefits may be forfeited. Beginning in 2016, participants may elect a lump sum distribution.

The estimated amounts of the foregoing benefits, based on certain assumptions regarding the exercise of the Committee’s authority, are identified in the tables below.
Payments Made Upon Change of Control
Upon a Change of Control, the Company’s compensation plans and arrangements provide as follows:

•	Annual cash bonus awards are not paid upon a Change of Control;

•
All unvested stock options would become fully exercisable if either the options have not been appropriately assumed by the acquirer, or within two years after the Change of Control, the optionee is involuntarily terminated other than for cause, the optionee’s title, duties or responsibilities are adversely changed, or the optionee is required to relocate as a condition to continued employment;

•
Performance objectives of outstanding performance share awards would be deemed to be satisfied, with payout to be made immediately. For performance shares granted under the stockholder approved 2015 Incentive Shares Plan, performance objectives would be deemed satisfied at the highest level provided for in the award, if a “double trigger" event occurs in connection with a change of control, which means that (a) the award has not been appropriately assumed by the acquirer (nor an equivalent award substituted), (b) cash is the primary form of consideration received by stockholders, or (c) following the Change of Control, the holder is involuntarily terminated other than for cause, or within two years after the Change of Control, the holder’s title, duties or responsibilities are adversely changed, or the holder is required to relocate by more than 50 miles as a condition to continued employment;

•
All restricted stock awards would vest immediately. For restricted stock and restricted stock units to be granted under the 2015 Incentive Shares Plan, the awards would vest immediately if a “double trigger event” (as defined above) occurs in connection with a change of control;

•
If not previously vested, the named executive officer would be vested in Company contributions to his or her Savings Investment Restoration Plan account, and the vested amount would be paid in a single lump sum; and

•
A named executive officer participating in the Pension Restoration Plan would become fully vested and plan benefits would be paid immediately in a lump sum. In early fiscal 2016, the Plan was amended to conform the assumptions used in calculating the lump sums payable under the Plan to the discount rate and mortality assumptions used by the Company to accrue liabilities with respect to U.S. retirement plans for financial reporting purposes, as set forth in the Company's Annual Report on Form 10-K.

“Change of Control” Definition and Payment Approach
“Change of Control” generally means: (i) the acquisition of beneficial ownership of 20% or more of the Company’s common stock, (ii) individuals who currently make up the Company’s Board of Directors (or who subsequently become Directors after being approved for election by at least a majority of current Directors) ceasing for any reason to make up at least a majority of the Board, or (iii) approval by the Company’s stockholders of (a) a reorganization, merger or consolidation which results in the ownership of 50% or more of the Company’s common stock by persons or entities that were not previously stockholders; (b) a liquidation or dissolution of the Company; or (c) the sale of substantially all of the Company’s assets. With respect to participants who have deferred payment of earned awards under the 2006 Incentive Shares Plan, and as provided for in the 2015 Incentive Shares Plan, the Change of Control must also meet the requirements of Internal Revenue Code Section 409A and any transaction referenced in (iii) must have actually occurred, rather than merely have been approved; and, provided further that, with respect to the Company’s Pension Restoration Plan and Savings Investment Restoration Plan, a Change of Control refers to a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined under Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

As described above, immediately upon a Change of Control, all currently outstanding performance shares under the 2013 performance shares program will be paid out and all restricted stock will vest. This is the so-called “single” trigger treatment for outstanding equity awards, which does not require an additional, or “double” trigger for receiving the benefit, such as termination or significant change in the named executive officers’ duties as a result of a Change of Control. The Company has believed that “single” trigger treatment is appropriate for performance shares and restricted stock for the following reasons:

•
It provides employees with the same opportunities as stockholders of the Company, who are free to sell their equity at the time of the Change of Control and to realize the value created at the time of the transaction.

•	It ensures that continuing employees are treated the same as terminated employees.

•	It is an effective retention device during Change of Control discussions, especially for more senior executives for whom equity represents a significant portion of their total pay.

•	It is particularly appropriate for performance based equity, given the potential difficulty of replicating or meeting the performance goals after the Change of Control.
Although our other equity compensation plans contain a “single” trigger, our 2011 Stock Option Plan contains a “double” trigger which provides that the options will be triggered if they are not appropriately assumed by an acquirer, but if they are so assumed, are only triggered if within two years of the change of control, the optionee is terminated other than for cause, his or her compensation, title, duties or responsibilities are substantially reduced or adversely affected, or he or she is required to relocate as a condition for continued employment. In addition, our 2015 Incentive Shares Plan and performance shares issued under the 2016 performance shares program contains a double trigger provision, as discussed above under "Payments Made Upon a Change of Control".
Quantification of Payments and Benefits
The following tables quantify the potential payments and benefits upon termination or a Change of Control of the Company for each of the named executive officers, assuming the named executive officer’s employment terminated on September 30, 2015, given the named executive officer’s compensation and service level as of that date and, if applicable, based on the Company’s closing stock price of $44.17 on that date. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or Change of Control, including, but not limited to, the date of any such event, the Company’s stock price and the named executive officer’s age, any actual amounts paid or distributed may be different. None of the payments set forth below would be grossed-up for taxes.

D. N. Farr
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	—(4)	—(4)	—(4)	—	—	—(4)
Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	20,980,750(7)
Restricted Stock	—(8)	10,748,033(9)	10,748,033(9)	—(8)	—(8)	18,551,400(10)
Pension Restoration Plan(11)	—	—	—	—	—	—)
Life Insurance Benefits	—	200,000(12)	—	—	—	—

E. L. Monser
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	—(4)	—(4)	—(4)	—	—	—(4)
Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	7,508,900(7)
Restricted Stock	—(8)	1,060,080(9)	1,060,080(9)	—(8)	—(8)	1,104,250(10)
Pension Restoration Plan(11)	—	—	—	—	—	—
Life Insurance Benefits	—	200,000(12)	—	—	—	—

F. J. Dellaquila
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	—(4)	—(4)	—(4)	—	—	—(4)
Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	5,742,100(7)
Restricted Stock	—(8)	1,479,695(9)	1,479,695(9)	—(8)	—(8)	2,429,350(10)
Pension Restoration Plan(11)	—	—	—	—	—	—
Life Insurance Benefits	—	200,000(12)	—	—	—	—

C. A. Peters
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	—(4)	—(4)	—(4)	—	—	—(4)
Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	5,742,100(7)
Restricted Stock	—(8)	2,810,316(9)	2,810,316(9)	—(8)	—(8)	3,533,600(10)
Pension Restoration Plan(11)	—	—	—	—	—	—
Life Insurance Benefits	—	200,000(12)	—	—	—	—

E. M. Purvis(13)
Executive Benefits and Payments Upon Termination	Retirement($)	Death($)	Disability($)	Voluntary or For Cause Term. ($)	Invol. Term. not for Cause ($)	Change of Control ($)
Annual Cash Incentive	—(1)	—(1)	—(1)	—(2)	—(1)	—(3)
Stock Options	—(4)	—(4)	—(4)	—	—	—(4)
Performance Shares	—(5)(6)	—(5)(6)	—(5)(6)	—(2)(5)	—(5)(6)	4,417,000(7)
Restricted Stock	—(8)	833,400(9)	833,400(9)	—(8)	—(8)	1,325,100(10)
Pension Restoration Plan	N/A	N/A	N/A	N/A	N/A	N/A
Life Insurance Benefits	—	—	—	—	—	—
__________________________

(1)
The Committee has discretion as to whether to pay or not pay a bonus, subject to satisfaction of performance conditions. For illustrative purposes only, the bonuses paid for fiscal 2015 were: Mr. Farr-$1,800,000; Mr. Monser-$1,000,000; Mr. Dellaquila-$1,000,000; Mr. Peters-$965,000; and Mr. Purvis-$800,000.

(2)
The Committee has discretion as to whether to pay or not pay a bonus, subject to satisfaction of performance conditions. This column assumes the Committee would not pay a bonus or make a performance shares payout.

(3)	There would be no additional acceleration or special treatment for annual cash incentive opportunities for the fiscal year in which the Change of Control occurs.

(4)
Represents the closing price of $44.17 per share minus exercise price for all unvested options (but not less than zero). The number of unvested options for each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table at page 34 above. These options were issued under the 2011 Stock Option Plan and would not vest immediately upon a Change of Control unless a "double" trigger occurred as defined in the plan. The Change of Control column assumes that such additional conditions are met as of September 30, 2015.

(5)	The Committee has discretion to provide a prorated, other or no payout, subject to the achievement of performance conditions.

(6)
Because Mr. Monser is age 65, he would be eligible to receive a prorated payout of the 2013 performance shares award, as reasonably determined by the Compensation Committee, subject to satisfaction of pre-established performance conditions, to be paid after the end of the applicable performance period. For illustrative purposes only, assumes the Committee does not allow any payout for any other performance share awards granted under the 2013 performance shares program. See Outstanding Equity Awards at Fiscal Year-End table at page 34 above.

(7)	The amount shown includes the entire amount of performance share award granted under the 2013 performance shares program at target level.

(8)
The Committee has discretion to provide for continued vesting of unvested restricted stock or to reduce the vesting period to not less than three years. Assumes Committee would exercise its discretion to not allow any further vesting.

(9)
Represents a prorated amount of the value of all unvested shares of restricted stock, based on number of years elapsed and rounding up to whole years. See Outstanding Equity Awards at Fiscal Year-End table at page 34 above.

(10)	The amount shown includes the value of all unvested shares of restricted stock. See Outstanding Equity Awards at Fiscal Year-End table at page 34 above.

(11)
See "Pension Benefits" on pages 36-37 for information on vested pension benefits. Amounts shown in the table include the excess, if any, over the amounts shown in the Pension Benefits table. Upon a Change of Control, the amounts shown also include the discounted present value of any unvested amounts under the Pension Restoration Plan.

(12)	Represents face amount of policies paid for by the Company which are not generally available to all employees.

(13)
Mr. Purvis entered into a retention award in October 2013, prior to his becoming an NEO, that provided for payments of $175,000 each in April, 2015 and January, 2016. The award requires continuous employment through the payment dates and contains a clawback provision that may require, subject to approval by the Company, any payments to be returned if Mr. Purvis terminates employment for any reason within one year of such payments. The award is subject to two year noncompetition and nonsolicitation provisions. If Mr. Purvis were to have terminated employment as of September 30, 2015, the Company could have required return of the first payment. The table assumes that the additional payment will not be made to Mr. Purvis regardless of the reason for termination.

PROXY ITEM No. 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with its Charter, the Audit Committee has selected KPMG LLP, independent registered public accounting firm, to audit the Company’s consolidated financial statements for fiscal 2016. KPMG LLP served as the Company’s independent registered public accounting firm for fiscal 2015 and has been retained continuously as the Company’s external auditor for more than 50 years.
The members of the Audit Committee believe that the continued retention of KPMG LLP is in the best interests of the Company and its stockholders. The Audit Committee is asking the stockholders to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016.
The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Committee determines that such a change would be in the Company’s and the stockholders’ best interests.
The Audit Committee has approved in advance all services provided by KPMG LLP. A member of KPMG LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

Board and Audit Committee Recommendation.
THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
PROXY ITEM No. 4: STOCKHOLDER PROPOSAL ON SUSTAINABILITY REPORTING
Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:
SUSTAINABILITY REPORTING
RESOLVED
Shareholders request Emerson Electric issue a sustainability report describing the company's present policies, performance, and improvement targets related to key environmental, social and governance (ESG) risks and opportunities. The report should be available on the company website by September 1, 2016, prepared at reasonable cost, omitting proprietary information.

SUPPORTING STATEMENT
We believe tracking and reporting ESG practices strengthens a company's ability to compete in today's global business environment, which is characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies gain strategic value from existing sustainability efforts, identify gaps and opportunities, develop company-wide communications, and recruit and retain employees.

Support for the practice of sustainability reporting continues to gain momentum:

•	In 2013, KPMG found that of 4,100 global companies 71% publish ESG reports.

•
The United Nations Principles for Responsible Investment has approximately 1,400 signatories with $59 trillion in assets under management. These members routinely use ESG information when analyzing the risks and opportunities associated with existing and potential investments.

Emerson Electric's corporate citizenship website includes short descriptions of programs and guiding principles related to ESG issues. However, these disclosures are mainly anecdotal and focus on the environmental benefits of the company's products rather than providing information about Emerson's operational ESG performance.
Investors increasingly request detailed ESG performance metrics, including data on occupational safety and health, vendor and labor standards, waste, water usage, energy efficiency, workforce diversity, product-related environmental impacts, and goals by which to judge the company's performance and management of these issues.
As shareholders, we believe it is not prudent to disregard the above indicators, which can pose significant regulatory, legal, reputational and financial risk to the company and its shareholders. In last year's proxy statement, Emerson claimed to manage these important issues. However, Emerson does not provide company-wide data on most of these indicators, leaving investors unable to determine if the claims are true.

In contrast, General Electric, a peer in the diversified industrials industry, reports more than 10 ESG goals (several of which are quantitative and time bound) and publishes multiyear data on the company's progress.
By not reporting, Emerson Electric is missing an opportunity to communicate with its shareholders about the company's strategy to manage these potentially material factors. Accordingly, the company appears to be lagging its peer group with regard to ESG-related risk management. Emerson may also be failing to recognize and act on ESG-related opportunities.
Last year 39% of shares (excluding abstentions) voted in favor of this resolution, a substantial level of support that management should not ignore.
We recommend that the report include a company-wide review of policies, practices and metrics related to ESG performance. The Global Reporting Initiative (GRI) index could be a helpful checklist for guidance. The GRI Guidelines are the most widely used reporting framework, enabling companies to focus on their most important ESG issues.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
Emerson is a diversified and dynamic company, with business units spanning many industries and more than 280 sites worldwide. The Emerson Board of Directors acknowledges the importance of addressing the environmental and social impact of Emerson’s businesses and of disclosing the Company’s wide range of environmental stewardship and community actions. These disclosures, along with the Company’s social and governance principles, practices, and initiatives, can all be found at www.Emerson.com, under Corporate Citizenship in the About Emerson section. Details are provided in the following areas:

•	High standards for business and personal ethics in the Company’s Ethics Handbooks;

•	Approach to environmental stewardship and compliance, including guiding principles;

•
Key technologies in each of Emerson’s businesses that help customers achieve their environmental goals, including greater energy efficiency, and minimizing waste and emissions in a broad spectrum of critical industries such as data centers and telecommunications, oil and gas, and climate control;

•
Internal initiatives and programs, including training, plant upgrades and monitoring, aimed at achieving environmental goals across our operations, and implementation of energy-saving technology in our manufacturing facilities;

•	Environmental compliance oversight through our audit program;

•	Commitment to human rights, employee health and safety, and compliance with local wage and labor regulations and practices;

•	Efforts to develop and manage a responsible global supply chain, including our Supplier Code of Conduct; and

•
Contributions to the community through charitable donations, support for local education programs globally, and our continued efforts to facilitate growth and development in the communities in which we operate and throughout the developing world.

A proposal similar to the current one was presented to Emerson stockholders at the Company’s last five Annual Meetings and failed each time to receive majority support, with approximately 30-35 percent of shares voted in favor of the proposal at each meeting. The current proposal, as did the prior proposals, requests that the Company produce an extensive written report, detailing the Company’s environmental, social, and governance performance and goals, using the Global Reporting Initiative guidelines to help develop the disclosures. These guidelines span 97 pages, with an accompanying manual of 269 pages - over 350 pages of material in total - and compliance would divert substantial resources from more productive tasks, including our ongoing efforts to improve our ESG practices, as well as those of our customers and suppliers.
Given the operational and geographic diversity of the Company, creating the proposed Company-wide sustainability report would present an expensive logistical challenge. A report prepared in accordance with these guidelines would require extensive and detailed scientific and technical analyses, demanding substantial funds and time. Further, generating such a report would not be an effective means to achieve the shared Company and shareholder goal of optimizing ESG practices company-wide. We believe that these resources would be better directed toward productive activities that will grow our businesses, improve our own environmental footprint, and provide better, more efficient products to our customers, all of which serve to benefit our shareholders, the environment and the communities in which our shareholders, employees, and customers live and work.
While Emerson does not publish a consolidated sustainability report, some of our business units independently implement ESG projects and goals. For instance, Leroy-Somer, in the Company’s Industrial Automation segment, has a comprehensive monthly sustainability metrics reporting process for all of its facilities. The compiled data are used to create annual reports with details on annual energy usage, waste, and water and air emissions for management’s review. The report also includes action items and objectives. Such initiatives at the business unit level allow the Company to embed sustainability tracking and goals into its operations, resulting in a program tailored to the business unit. This approach produces useful, detailed metrics for progress toward meaningful sustainability goals at the individual business unit level, rather than at the parent company level, where changes in the business portfolio can have a significant impact on goal setting and comparability between years.
In addition to our efforts to improve our own ESG practices, Emerson has also invested significant portions of its research and development resources in recent years into developing low global warming potential and energy efficient products. Emerson has committed to dramatically expand its line of products using carbon dioxide, a natural and energy-efficient refrigerant, and will soon launch a full line of compressors and controls using refrigerants that are 50 percent lower in global warming potentials than current options. Emerson increased its investment in 2015 with the opening of its new global innovation center in Dayton, Ohio. The center focuses on solving energy and environmental challenges affecting everything from homes to data centers. These and similar Company initiatives go beyond government directives and standards, demonstrating Emerson’s leadership in environmental stewardship, efficiency and innovation.
In short, the Board of Directors of the Company believes that its current disclosures, along with the Company’s public filings and news releases, provide shareholders and other constituencies with a broad view of Emerson’s robust environmental, social, and governance practices. These also set forth clearly the environmental and social benefits Emerson provides through its products and community involvement.
Recommendation
FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON SUSTAINABILITY REPORTING.

PROXY ITEM No. 5: STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS REPORTING
Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:
Resolved, that the shareholders of Emerson Electric (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.
Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.
Payments used for lobbying are not encompassed by this proposal.
Supporting Statement
Long-term shareholders of Emerson Electric support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
Disclosure is in the best interest of the company and its shareholders, while gaps in transparency and accountability may expose the company to risks that could threaten long-term shareholder value. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Emerson Electric contributed more than $2 million in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org - note: this may include some PAC spending) However, our Company ranked near the bottom of the 2014 CPA-Zicklin Index of Corporate Political Accountability and Disclosure, which rated the top 300 S&P 500 companies, scoring just seventeen out of 100 points. While Emerson has made some disclosure improvements that are likely to raise its 2015 score, we anticipate that it will still rank low.
Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations or any “social welfare organizations” - organized under the 501(c)4 section of the IRS codes - used for political activities are undisclosed and unknown. At many companies, management does not know how third-party groups use corporate money politically. This proposal asks Emerson to disclose all of its political expenditures, including payments to trade associations and other tax-exempt organizations.
This governance reform would bring our Company in line with peers like Cummins, Illinois Tool Works, Schlumberger and United Technologies.
The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
Prior Years Vote Results and Actions
We note that similar proposals regarding the Company’s political spending have been made in each of the prior two years. At the 2014 annual meeting of stockholders, the political spending proposal received support from approximately 40% of voted shares and 29% of outstanding shares. Despite receiving less than majority support, the Company chose to take action in response to the high level of support. The Company significantly enhanced political spending disclosures in a manner that we believed would benefit shareholders without detriment to the business interests of the Company and shareholders.
As a result of these enhanced disclosures, support for the political spending proposal at the 2015 annual meeting dropped to 26% of voted shares and only 18% of outstanding shares, an approximately 35% reduction in shareholder support. Despite the Company’s expanded disclosures and the low level of support at the 2015 annual meeting, proponents have again submitted a political spending proposal for consideration at the 2016 annual meeting.
In addition, the Company’s ranking in the most recent CPA-Zicklin Index of Corporate Accountability and Disclosure has increased from 17 out of 100 to 54 out of 100, a significant increase in recognition of the expanded disclosures made by the Company in response to the 2014 shareholder vote. The new ranking places Emerson at number 183 among the Fortune 500, well above the median. In addition, Emerson’s score is in line with the average score of 58 for its proxy reported peer companies. We have communicated this increase to the shareholder proponents as it stands in contrast to their stated belief that the Company’s ranking would still be very low. The proponents have nonetheless refused to withdraw their proposal.
Political Spending Disclosures
In light of the good faith actions already taken by management, the Company’s significantly improved ratings relative to other companies, and the low level of shareholder support at the 2015 annual meeting, the Company’s Board of Directors believes that the additional disclosures called for by this proposal are not in the best interests of the Company or its shareholders for the following reasons:

•	the Company's current political contributions approval and compliance procedures, as described below, are sufficient to ensure accountability and are properly disclosed;

•	our disclosures already fall within the mid-range of other companies as rated by the CPA-Zicklin Index;

•
expanding our disclosures, including adding information on trade association participation, would work to our competitive disadvantage, could be misleading or susceptible to misuse, and may not even be possible given that some of the information sought is in the hands of third parties; and

•
the requested disclosures would expend valuable Company resources on a matter that is not significant for Emerson and is not of great importance to the majority of Emerson shareholders, at a time when management attention and

Company resources would be better focused on matters more pressing to the Company’s performance and of more benefit to all shareholders.
The information described below is disclosed on our website at www.emerson.com, Investors, Corporate Governance, Political Contributions, and include disclosures added in 2014 detailing the Company’s contributions to candidates and causes.
Emerson believes strongly that:

•	Our operations are affected by the actions of elected officials;

•	It can be in Emerson’s best interests to participate in the political process;

•	Our current approval and compliance procedures ensure accountability and compliance with law; and

•	The existing high level of disclosure appropriately informs stockholders of the Company’s political activities.
Below is a summary of the policies and procedures for political spending by both the Company and its political action committees, and for disclosing those contributions.
Approval and Compliance Procedures
Emerson participates in the political process through the Company's federal and Missouri political action committees and direct Company contributions. Emerson and the Emerson political action committees are non-partisan. Contributions are made to a variety of political candidates and causes to promote the Company's objectives and to support pro-manufacturing, pro-business and pro-economic growth policies. Issues important to Emerson include trade, taxes, energy, healthcare, the environment and legal liability, to name but a few. Both the Company and the political action committee boards base their contribution decisions on what they believe to be in the best interests of the Company. They consider the views, quality and effectiveness of the candidate, organization or cause, and whether the candidate or cause is likely to succeed. They also review organizations and individuals associated with the proposed recipients to determine whether the positions taken by those organizations or individuals could be inconsistent with Emerson’s interests.
The Company's limited political contributions are subject to significant approval and compliance procedures to ensure that contributions are only made when determined to be in the best interests of the Company and where management has determined that they will be an effective use of Company resources. The Corporate Governance and Nominating Committee of the Board of Directors oversees all political spending by the Company and its political action committees. The Committee establishes an annual limit on Company expenditures to support state and local political candidates, as well as those for campaigns, ballot issues and bonds.
All Company political expenditures are initially reviewed by Emerson’s Government Affairs office in Washington, D.C. Proposed contributions are then reviewed by the office of the General Counsel to assure legal compliance. Final authorization from the Chief Executive Officer is then required. Any political contributions by either our federal or state political action committees are also approved by the executive committee of that PAC and are monitored by the Company's Government Affairs department in Washington, D.C. The Corporate Governance and Nominating Committee receives an annual report of all political spending by the Company and its political action committees.
Political contributions are also subject to extensive legal regulations, and Emerson adheres rigorously to any applicable legal requirements. For example, direct giving by the Company to federal candidates is prohibited under federal law, and accordingly, political contributions to candidates and parties at the federal level are made only by our federal political action committee. Contributions using corporate funds to state and local political candidates and causes are also made only in strict accordance with applicable law. The Company and its political action committees retain counsel to ensure compliance with applicable laws and regulations, and the PACs each undergo an independent annual audit and legal review.
The federal and Missouri PACs are separate and nonpartisan. The federal PAC is a voluntary fund supported by contributions from Emerson employees and retirees who elect to participate in the political process by pooling their resources to support candidates who share the values and goals of the Company. The Missouri PAC is funded by Company contributions and supports candidates in Missouri.
The Company discloses on the Political Contributions web page the annual limit on Company expenditures to support state and local political candidates, as well as those for campaigns, ballot issues and bonds, and the identity of the recipients. We also disclose our federal and Missouri PAC activities in reports regularly filed with the Federal Election Commission and the Missouri Ethics Commission, as required by law. These reports include the names of candidates and amounts given. The federal PAC reports are publicly available at www.fec.gov and the Missouri PAC reports are publicly available at

www.mec.mo.gov and linked from our website for reports in the last 18 months. We also provide reports and links that provide additional detail on contributions to the PACs.
Finally, we also provide information on our trade association and lobbying activities on our website at www.emerson.com, Investors, Corporate Governance, Trade Associations and Lobbying.
Recommendation
FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON POLITICAL CONTRIBUTIONS REPORTING.

PROXY ITEM No. 6: STOCKHOLDER PROPOSAL ON LOBBYING REPORTING
Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:
Whereas,
Investors are increasingly concerned about corporate lobbying at all levels, including through trade associations. Emerson Electric (“Emerson” or “the Company”) does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts that are used for lobbying. Further disclosure by the Company is necessary to determine whether Emerson’s lobbying activity is consistent with its expressed goals, is in the best interests of shareholders, and supports long-term value.

Resolved, Emerson shareholders request the Board authorize the preparation of an annual report, including the following:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Emerson used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Emerson is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state, and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public, or any segment thereof, with respect to an election or referendum.
The report shall be presented to the Audit Committee, or other relevant oversight committees, and made available on Emerson’s website.

Supporting Statement
In 2013 and 2014, Emerson spent a total of $1.11 million on direct federal lobbying activities, according to disclosure reports. This figure may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition, and does not include lobbying expenditures to influence legislation at the state level.
Emerson serves on the board of the U.S. Chamber of Commerce which has taken controversial policy positions that may be misaligned with the Company’s business interests. For example, in the past, the Chamber has challenged the science of climate change along with proposed regulatory responses. Emerson does not disclose its payments to the Chamber, nor the portion of the Company’s dues used for lobbying. Without transparency and accountability, Company assets could be used for objectives contrary to the long-term interests of Emerson and/or its shareholders.
For the past two years, at least 40 percent of shareholders have supported this proposal. As a result, we encourage the Board to respond by requiring comprehensive lobbying disclosure.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
The Company’s Board of Directors believes the Company’s current approval and compliance procedures for lobbying spending are sufficient to ensure accountability. The Board therefore believes that the measures requested by the proposal are not necessary and are not in the best interests of Emerson or its stockholders. There is already public disclosure available regarding the Company’s lobbying activities and trade association expenditures on the trade associations and lobbying page of our website, at www.emerson.com, Investors, Corporate Governance, Trade Associations and Lobbying. We believe that more extensive disclosure would work to our competitive disadvantage, may be susceptible to misuse, and may not even be possible given that some of the information sought is in the hands of third parties.

Emerson believes strongly that:

•	Our operations are affected by regulation and public policy decision making;

•	It can be in Emerson’s best interests to engage in lobbying;

•	Our current approval and compliance procedures ensure accountability and compliance with law;

•
We may not support all of the lobbying goals of trade associations in which we participate and therefore the requested disclosures would not be an efficient use of our resources and may be misleading; and

•	The level of existing disclosure adequately informs stockholders of the Company’s limited lobbying and trade association activities.
Below are summaries of the Company’s policies and procedures for determining lobbying and trade association spending, which are disclosed on the Company’s trade associations and lobbying web page.
Approval and Compliance Procedures
The Company's limited lobbying efforts are subject to a significant internal governance framework. The Corporate Governance and Nominating Committee of the Board of Directors oversees Company lobbying expenditures, and receives an annual report of dedicated Company lobbying expenditures, to ensure that they are in the best interests of our business and our stockholders. All Company lobbying activities are conducted in accordance with law and reported as required.
Additionally, Emerson has formalized its expectations of all employees in the Emerson Business Ethics Program, a copy of which is available on Emerson's website, under Investors, Corporate Governance, Ethics and Compliance. The Employee Handbook for the program details the Company's and each employee's obligation to conduct lobbying activities in a legal and ethical manner. Emerson's leaders regularly communicate the roles and responsibilities of all employees on the full scope of ethics-related issues, including with respect to political and lobbying activities.
Disclosures
Emerson discloses its policy that lobbying activities must be conducted in accordance with law and reported as required. In 2014, we voluntarily added a trade associations and lobbying expenditures webpage to our website at www.emerson.com (click on Investors, Corporate Governance, Trade Associations and Lobbying). This webpage discloses the purpose and limited nature of our lobbying expenditures, and provides easy access to our Lobbying Disclosure Act filings for the last 18 months, which include the names of recipients and amounts contributed to the extent required by law.
In addition to our voluntary disclosures, lobbying activities are subject to comprehensive regulation at both the federal and state levels. We are in full compliance with all laws governing lobbying activities, including the Lobbying Disclosure Act and Honest Leadership and Open Government Act, which require reporting on lobbying activities and certification of compliance with Congressional gift rules. We file quarterly reports with the federal government that disclose our lobbying expenditures and detail our lobbying activities. These reports are available at http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm and http://lobbyingdisclosure.house.gov/. State lobbying activities are also subject to extensive registration and disclosure requirements, and such reports are publicly available through the applicable state authorities.

Trade Associations

Like many companies, we participate in industry trade organizations to enhance our industry's public image, promote best practices and standards, and improve products and technologies. While we generally support the goals of these organizations, they may also engage in legislative activity and we do not necessarily support all of their lobbying efforts or political goals. We pay dues or make contributions to these organizations which are not necessarily related to their lobbying efforts. These organizations operate independently of their members. As a result, disclosure of general contributions to such organizations may overstate our connection to their lobbying activities and may not provide our stockholders with greater understanding of our specific strategies or philosophies and, in fact, may be misleading. Furthermore, support for these organizations is often determined at the business unit level, rather than directed at the corporate level, and therefore compiling information regarding every trade organization to which any Emerson business unit may have made a payment, no matter how small the amount, would be of little or no benefit to our stockholders and be an inefficient use of Company resources.
Recommendation
FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON LOBBYING REPORTING.

PROXY ITEM No. 7: STOCKHOLDER PROPOSAL ON GREENHOUSE GAS EMISSIONS
Certain stockholders have informed the Company that they intend to present the following proposal at the meeting:
RESOLVED: Shareholders request Emerson Electric adopt time-bound quantitative, company-wide goals, taking into consideration the most recent Intergovernmental Panel on Climate Change (IPCC) guidance for reducing total greenhouse gas (GHG) emissions, and issue a report by September 2016, at reasonable cost and omitting proprietary information, on its plans to achieve these goals.
Supporting Statement
In order to mitigate the worst impacts of climate change, the IPCC estimates that a 55 percent reduction in GHG emissions globally is needed by 2050 (relative to 2010 levels) to stabilize global temperatures, entailing a US target reduction of 80 percent.
The costs of failing to address climate change are significant and estimated to have an average value at risk of $4.2 trillion globally-representing 6% current market capitalization of all the world’s stock markets (The Economist, Intelligence Unit, 2015). Risky Business: The Economic Risks of Climate Change in the United States (2014), an analysis of climate change impacts, found serious economic effects including property damage, shifting agricultural patterns, reduced labor productivity, and increased energy costs. These effects could substantially impact a company’s business operations, revenue, or expenditure.
Setting GHG emission targets is widespread among US companies and can have positive financial outcomes. Presently, 60 percent of Fortune 100 companies have GHG reduction commitments, renewable energy commitments, or both. A report published by WWF, Carbon Disclosure Project (CDP), and McKinsey & Company, The 3% Solution: Driving Profits Through Carbon Reduction (2013), found that companies with GHG targets achieved an average of 9% better return on investment than companies without targets. Additionally, the 79% of companies in the S&P 500 that report to CDP earned a higher return on their carbon reduction investments than on their overall corporate capital investments. Also, the 53 Fortune 100 companies reporting on climate and energy targets to CDP are saving $1.1 billion annually through their emission reductions and renewable energy initiatives. These goals enable companies to reduce costs, build resilient supply chains, and manage operational and reputational risk.
We are concerned Emerson may be lagging behind industry peers. General Electric and Parker Hannifin have already demonstrated the feasibility of reducing GHG emissions by setting targets and are already realizing savings. For example, GE has set a science-based target to reduce absolute GHG emissions by 20% by 2020 and reports saving approximately $350 million since 2006.
Investors with $95 trillion in assets have supported the CDP which seeks corporate reporting on climate change and received responses from 81% of companies in the Global 500 in 2013. Emerson’s response to date on how it is managing risks and opportunities related to climate change falls short. Specifically, while Emerson’s products help its clients reduce energy usage and climate impacts, our company has not publicly set carbon emissions reductions or renewable energy targets for its own operations. We believe this may have negative consequences for Emerson and long-term shareholder value.

The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson stock held by them promptly upon receiving an oral or written request therefor.
Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
The Emerson Board of Directors acknowledges the importance of addressing and minimizing the environmental impact of the Company’s operations. To that end, the Company’s emissions data are available through the Carbon Disclosure Project, which works with thousands of global companies and institutional investors, and has the world’s largest repository of self-reported corporate environmental data. Additional disclosure of strict GHG emissions goals, as requested by the shareholder proposal, would not provide significant incremental benefits to the Company, its shareholders, or the environment. More meaningful progress would be achieved by continuing to direct the Company’s resources and focus towards actually reducing emissions and other environmental efforts.
Emerson is a diversified company, with business units spanning many industries and more than 280 sites worldwide. Changing business priorities make setting specific time-bound, quantitative, company-wide goals, as requested by the shareholder proponent, unduly limiting to the Company’s ability to compete. Moreover, measuring performance against preset goals may present a misleading view of the Company’s progress in reducing emissions given the Company’s dynamic portfolio. Not only is the Company continually adjusting the businesses within its portfolio, as evidenced by the Company’s current plan to spin off its network power business and explore options for its power generation, motors and drives, and storage businesses, but the environmental impact of the businesses added to or removed from the portfolio may be significantly different, making comparisons based on total Company sales misleading.
While the Company does not set company-wide goals as called for in the proposal, Emerson does track GHG emissions from its manufacturing locations worldwide. More generally, the Company annually assesses environmental compliance at each facility, measuring our performance against Emerson standards, which in all cases meet or exceed applicable law. Tracking GHG reduction progress and addressing the concerns on a disaggregated and individualized basis has allowed the Company to reduce its emissions by approximately 45% over the last ten years. The Company expects the downward trend to continue and works towards continually decreasing emissions levels.
The Company is also committed to helping customers achieve their own sustainability and GHG reduction goals. For instance, the Company’s technology and solutions help shift electrical power generation to processes with lower carbon footprints, using sustainable energy sources. Emerson’s Process Management Ovation plant controls help customers reduce CO2 emissions by over 20 million tons per year through thermal efficiency gains, and Copeland Scroll Compressor air conditioning technology reduces North American CO2 emissions by nearly 15 million tons per year. These cutting edge technologies and others across Emerson’s portfolio help Emerson’s customers make lasting, significant reductions in global GHG emissions, a much greater impact than Emerson could achieve by only focusing its GHG reduction efforts on its own businesses. By reporting its emissions through the Carbon Disclosure Project, pursuing internal efforts to substantially reduce emissions, and continuing to develop innovative products to help customers across a range of critical industries achieve their environmental goals, the Company maintains its steadfast commitment to sustainable practices and acting as a responsible steward of the environment.
Recommendation
FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL ON GREENHOUSE GAS EMISSIONS.

VOTING
Shares may be represented by proxy at the meeting by completing and returning the proxy card or voting by telephone or by internet. If a quorum is present, the affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2016 Annual Meeting is required to elect Directors, to approve the Company’s executive compensation, to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016, to approve the stockholder proposals and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked or voted “withhold authority” with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted “abstain” on the proposal to approve the Company’s executive compensation, the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016, or on the stockholder proposals, and proxies which are marked or voted to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the proposal to approve the Company’s executive compensation, against the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2016, against the stockholder proposals and against such other matters, respectively.
If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter and thus will have no effect on the outcome of the vote with regard to such matters. Brokers now can not vote uninstructed shares on your behalf in director elections or with regard to executive compensation matters. For your vote to be counted, you must submit your voting instruction form to your broker.
The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies which are marked to deny discretionary authority.

STOCKHOLDERS’ PROPOSALS
Proposals of stockholders intended to be presented at the 2017 Annual Meeting scheduled to be held on February 7, 2017, must be received by the Company by August 13, 2016 for inclusion in the Company’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. In order for a stockholder to nominate a candidate for Director, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days before the meeting, i.e., between October 10 and November 9, 2016 for the 2017 Annual Meeting (but if the Company gives less than 100 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above in this paragraph for notice of nomination of a candidate for Director. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.
In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is available on the Company’s website at www.Emerson.com, Investor Relations, Corporate Governance, Bylaws.

MISCELLANEOUS

Householding of Proxies
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and/or a notice of internet availability of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports, proxy materials and notices of internet availability of proxy materials, delivering a single annual report, proxy statement and and/or notice of internet availability of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
You may request to receive promptly at any time a separate copy of our annual report, proxy statement, or notice of internet availability of proxy materials by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197 or by visiting our website.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and/or notice of internet availability of proxy materials in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report, proxy statement and/or notice of internet availability of proxy materials, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Emerson Electric Co., 8000 West Florissant Avenue, St. Louis, Missouri 63136, Attn: Investor Relations, or by telephoning 314-553-2197.

Additional Filings
The Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website on the internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed as follows: www.Emerson.com, Investor Relations, SEC filings. Information on our website does not constitute part of this proxy statement.

APPENDIX A

EMERSON DIRECTOR INDEPENDENCE STANDARDS
In order to be considered independent under the rules of the New York Stock Exchange, the Board must determine that a director does not have any direct or indirect material relationship with Emerson Electric Co. (“Emerson”). The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any Director who meets the following standards will be deemed independent by the Board:
1. The Director was not employed by Emerson, and no immediate family member of the Director was employed by Emerson as an executive officer, within the preceding three years;
2. The Director is not a partner or employee of Emerson’s independent auditor, and no immediate family member of the Director is a partner of Emerson’s independent auditor, or is employed by such auditor and personally works on Emerson’s audit, and neither the Director nor any immediate family member has been within the preceding three years a partner of or employed by Emerson’s independent auditor and has personally worked on Emerson’s audit within that time;
3. Neither the Director nor any immediate family member of the Director was employed as an executive officer by any company at the same time any Emerson executive officer served as a member of such company’s compensation committee within the preceding three years;
4. Neither the Director, nor any member of the Director’s immediate family received in any twelve-month period during any of Emerson’s last three fiscal years direct compensation in excess of $120,000 from Emerson other than regular director compensation, pension and other deferred payments that are not in any way contingent on continued service to Emerson, and compensation received by an immediate family member for service as a non-executive officer of Emerson;
5. If the Director is an employee of, or if any immediate family member is an executive officer of, another organization that does business with Emerson, the annual sales to, or purchases from, Emerson by such company in each of the last three fiscal years were less than the greater of two percent of the annual revenues of such company or $1,000,000;
6. If the Director is an executive officer of another organization which is indebted to Emerson, or to which Emerson is indebted, the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company the Director serves as an executive officer;
7. If the Director is, or is a director, executive officer or greater than 10% owner of an entity that is, a paid advisor, paid consultant or paid provider of professional services to Emerson, any member of Emerson’s senior management or any immediate family member of a member of Emerson’s senior management, the amount of such payments is less than the greater of 2% of such entity’s annual revenues or $1,000,000 during Emerson’s current fiscal year;
8. If the Director is a partner, principal or counsel in a law firm that provides professional services to Emerson, the amount of payments for such services is less than the greater of 2% of such law firm’s annual revenues or $1,000,000 during Emerson’s current fiscal year;
9. If the Director serves as an officer, director or trustee of a charitable organization to which Emerson makes contributions: (i) Emerson’s discretionary contributions to such organization are less than the greater of two percent of such organization’s total annual charitable receipts or $1 million; (ii) Emerson’s contributions are normal matching charitable gifts and similar programs available to all employees and independent directors; or (iii) the charitable donation goes through the normal corporate charitable donation approval processes, and is not made “on behalf of” a Director;
10. The Director’s ownership of Emerson stock, direct or indirect, is less than 1% of the total outstanding Emerson stock;
11. If the Director is affiliated with, or provides services to, an entity in which Emerson has an ownership interest, such ownership interest is less than 20%; and
12. Any other relationship between the Director and Emerson not covered by the standards set forth above is an arrangement that is usually and customarily offered to customers of Emerson.
If any relationship exists between Emerson and any Director that is not addressed by the standards set forth above, the Directors meeting these standards shall determine whether such relationship impairs the independence of such Director.

A - 1

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. IF YOU VOTE BY INTERNET OR PHONE, YOU DO NOT NEED TO RETURN THIS PROXY CARD.
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Emerson Electric Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual Meeting of Stockholders for your vote to be counted.
SPECIAL VOTING DEADLINE NOTICE TO PARTICIPANTS IN EMERSON ELECTRIC CO. BENEFIT PLANS
If you own shares of Emerson Electric Co. common stock through any benefit plan of Emerson or any of its subsidiaries, the shares represented by your proxy card include those shares. To allow sufficient time for the plan trustees to vote, the trustees must receive your voting instructions by 11:59 P.M. Eastern Time on January 31, 2016. If the trustees do not receive your properly completed instructions by that date, the trustees will vote the shares in the same proportion as the votes that the trustees receive from other plan participants, unless otherwise required by law.

EMERSON ELECTRIC CO. 8000 WEST FLORISSANT AVENUE P.O. BOX 4100 ST. LOUIS, MO 63136-8506

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY

EMERSON ELECTRIC CO.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4, 5, 6 AND 7.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

1.	ELECTION OF DIRECTORS FOR TERMS ENDING IN 2019 Nominees: 01) C. A. H. Boersig 03) M. S. Levatich 02) J. B. Bolten 04) R. L. Stephenson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:		For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING:		For	Against	Abstain

2.	Approval, by non-binding advisory vote, of Emerson Electric Co. executive compensation.	☐	☐	☐	4.	Approval of the stockholder proposal requesting issuance of a sustainability report as described in the proxy statement.	☐	☐	☐

3.	Ratification of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐	5.	Approval of the stockholder proposal requesting issuance of a political contributions report as described in the proxy statement.	☐	☐	☐

					6.	Approval of the stockholder proposal requesting issuance of a lobbying report as described in the proxy statement.	☐	☐	☐

					7.	Approval of the stockholder proposal on greenhouse gas emissions as described in the proxy statement.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	The undersigned hereby acknowledges receipt of Notice of Annual Meeting and accompanying Proxy Statement.

MATERIALS ELECTION
SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

					Please indicate if you plan to attend this meeting.			☐	☐
								Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, February 2, 2016
10:00 A.M., Central Standard Time
Emerson Electric Co. Headquarters
8000 West Florissant Avenue
St. Louis, MO 63136

PLEASE PRESENT THIS
NON-TRANSFERABLE TICKET
AT THE REGISTRATION DESK
UPON ARRIVAL
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

á FOLD AND DETACH HERE á

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, does hereby appoint D. N. FARR, T. G. WESTMAN, and J. G. SHIVELY, or any of them, with full powers of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 2, 2016, commencing at 10:00 A.M., Central Standard Time, at the Headquarters of the Company, 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company which the undersigned is entitled to vote as specified and in their discretion on such other business as may properly come before the meeting. The matters stated on the reverse side were proposed by the Company, except as indicated.

THIS PROXY WILL BE VOTED AS SPECIFIED AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSALS 4, 5, 6 AND 7.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed, on the other side)